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                              AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER

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                                      Among

                     CLINICAL STUDIES LTD., PHYMATRIX CORP.,
                     DR. MICHAEL ROTHMAN, DR. WALTER BROWN,
                MICHAEL T. HEFFERNAN, RONALD PHILLIPS AS TRUSTEE
                     OF THE ALEXANDER ROTHMAN 1993 QUALIFIED
                    SUB-CHAPTER S TRUST AND AS TRUSTEE OF THE
                JULIE ROTHMAN 1993 QUALIFIED SUB-CHAPTER S TRUST
                        AND PHYMATRIX ACQUISITION I, INC.



                          With Respect to the Merger of

                          PHYMATRIX ACQUISITION I, INC.

                                  With and Into

                             CLINICAL STUDIES, LTD.



                                  July 15, 1997

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


                                TABLE OF CONTENTS


                                                                            PAGE
ARTICLE I      THE MERGER                                                      1

     1.1       Execution, Filing and Effective Time                            1
     1.2       Constituent and Surviving Corporations; Effect of Merger        2
     1.3       Certificate of Incorporation and Bylaws                         2
     1.4       Officers and Boards of Directors                                2
     1.5       Conversion of Stock and Other Securities of the                 2
                 Constituent Corporations
     1.6       Exchange of Shares                                              4
     1.7       Dissenting Shares                                               6

ARTICLE II     CLOSING                                                         6

     2.1       The Closing Date                                                6
     2.2       The Closing                                                     6
     2.3       Filing Certificate of Merger                                    6
     2.4       Payment of Deductible Expenses                                  7

ARTICLE III    REPRESENTATIONS AND WARRANTIES                                  7
                    OF THE COMPANY

     3.1       Organization and Qualification                                  7
     3.2       The Subsidiaries of the Company                                 7
     3.3       Capitalization                                                  7
     3.4       Corporate Power and Authority                                   8
     3.5       No Violation                                                    8
     3.6       Financial Statements                                            9
     3.7       Books and Records                                               9
     3.8       Absence of Undisclosed Liabilities                              9
     3.9       Conduct of Business Since the Balance Sheet Date               10
     3.10      Tangible Properties                                            11
     3.11      Premises                                                       12
     3.12      Licenses and Permits                                           12
     3.13      Company Proprietary Assets                                     13
     3.14      Outstanding Commitments                                        14
     3.15      Litigation                                                     14


                                      -i-

     3.16      Compliance with Law                                            15
     3.17      Labor and Employee Relations                                   16
     3.18      Certain Employees                                              16
     3.19      Employee Benefits                                              16
     3.20      Insurance                                                      18
     3.21      Transactions with Affiliates                                   18
     3.22      Taxes                                                          18
     3.23      Brokers                                                        19
     3.24      Environmental Laws                                             19
     3.25      Accounts Receivable                                            20
     3.26      SEC Filings                                                    21
     3.27      Disclosure                                                     21

ARTICLE IV     REPRESENTATIONS AND WARRANTIES
                    OF ACQUISITION AND PHMX                                   21

     4.1       Organization                                                   21
     4.2       Power and Authority                                            22
     4.3       No Violation                                                   22
     4.4       SEC Reports                                                    22
     4.5       Broker                                                         22
     4.6       Proxy Statement                                                23
     4.7       Disclosure                                                     23
     4.8       Form S-3                                                       23

ARTICLE V      COVENANTS OF THE COMPANY                                       23

     5.1       Best Efforts Cooperation                                       23
     5.2       Access                                                         24
     5.3       Insurance                                                      24
     5.4       Compliance with Laws                                           24
     5.5       Keeping of Books and Records                                   24
     5.6       Conduct of Business                                            24
     5.7       Litigation                                                     26
     5.8       Continued Effectiveness of Representations and Warranties      26
     5.9       No Negotiations                                                26
     5.10      Monthly Statements; Daily Census                               27
     5.11      Covenant Not To Compete                                        27
     5.12      Non-Disturbance Agreements                                     27
     5.13      Further Assurances                                             27
     5.14      Certain Agreements                                             28
     5.15      Pension, Profit Sharing and other Retirement Plans             28



                                      -ii-



ARTICLE VI     COVENANTS OF ACQUISITION AND PHMX                              28

     6.1       Best Efforts Cooperation                                       28
     6.2       Registration of PHMX Common Stock                              28
     6.3       Special Report on Form 8-K                                     28

ARTICLE VII    MUTUAL COVENANTS                                               29

     7.1       General Covenants                                              29
     7.2       Proxy Statement                                                29
     7.3       Shareholder Approval                                           30
     7.4       Public Announcements                                           30
     7.5       Confidentiality                                                31
     7.6       Additional Covenants of the Founders,
               Mr. Heffernan and the Trustee                                  31

ARTICLE VIII   CONDITIONS TO ACQUISITION'S OBLIGATIONS                        32

     8.1       Representations and Warranties True                            32
     8.2       Performance                                                    32
     8.3       Consents                                                       32
     8.4       No Material Adverse Change                                     32
     8.5       No Actions, Suits or Proceedings                               32
     8.6       Opinion of Counsel                                             33
     8.7       Accountants                                                    33
     8.8       SEC Determination of Pooling of Interests                      33
     8.9       Approval of Acquisition and Its Counsel                        33
     8.10      Closing Documents                                              33
     8.11      Fairness Opinion                                               34
     8.12      Corporate Approvals                                            34
     8.13      Dissenting Shareholders                                        34
     8.14      Minimum Net Worth                                              34
     8.15      Mendels Release                                                35

ARTICLE IX     CONDITIONS TO THE COMPANY'S OBLIGATIONS                        35

     9.1       Representations and Warranties to be True and Correct          35
     9.2       No Actions, Suits or Proceedings                               35
     9.3       Opinion of Acquisition's Counsel                               35
     9.4       Performance                                                    35


                                     -iii-



     9.5       Closing Documents                                              35
     9.6       Approval of the Company and their Counsel

     9.7       No Material Adverse Change                                     36
     9.8       Employees of the Company                                       36

ARTICLE X      MUTUAL CONDITIONS                                              36

    10.1       No Injunctions or Restraints; Illegality                       36
    10.2       Pooling of Interests                                           36
    10.3       Shareholder Agreement                                          36
    10.4       Registration of Merger Consideration Post-Closing              37
    10.5       No Material Adverse Economic Event                             37

ARTICLE XI     SURVIVAL                                                       37

ARTICLE XII    INDEMNIFICATION                                                38

    12.1       Indemnification by the Company, the Founders, the
                Trustee and Mr. Heffernan                                     38
    12.2       Indemnification by PHMX                                        39
    12.3       Indemnification Procedures                                     40
    12.4       Indemnification Concerning Mendels                             41

ARTICLE XIII   TERMINATION                                                    41

    13.1       Termination                                                    41
    13.2       Effect of Termination                                          42

ARTICLE XIV    MISCELLANEOUS                                                  43

    14.1       Certain Definitions                                            43
    14.2       Notices                                                        47
    14.3       Entire Agreement                                               48
    14.4       Modifications and Amendments                                   49
    14.5       Waivers and Consents                                           49
    14.6       Assignment                                                     49
    14.7       Parties in Interest                                            49
    14.8       Governing Law                                                  50
    14.9       Jurisdiction and Service of Process                            50
    14.10      Severability                                                   50
    14.11      Interpretation                                                 50
    14.12      Headings and Captions                                          50


                                      -iv-



    14.13      Choice of Remedies and Enforcement                             51
    14.14      Expenses                                                       51
    14.15      Counterparts                                                   51

                                    EXHIBITS

      1.1     -   Certificate of Merger
      8.6     -   Opinion of Counsel of the Company
      9.3     -   Opinion of Acquisition's Counsel
      9.8     -   Employees of the Company
     10.3     -   Shareholder Agreement
     10.4     -   Registration Agreement

                                    SCHEDULES

      3.1     -   Organization and Qualification
      3.2     -   The Subsidiaries of the Company
      3.3     -   Capitalization
      3.5     -   No Violation
      3.6     -   Financial Statements
      3.9     -   Conduct of Business Since the Balance Sheet Date
      3.10(a) -   Tangible Properties
      3.10(b) -   Tangible Properties -- Valuation
      3.11    -   Premises
      3.12(a) -   Licenses
      3.12(b) -   Permits
      3.13    -   Company Propriety Assets
      3.14    -   Outstanding Commitments
      3.15    -   Litigation
      3.16    -   Compliance with Law
      3.18    -   Certain Employees
      3.19    -   Employee Benefits
      3.20    -   Insurance
      3.21    -   Transactions with Affiliates
      3.22    -   Taxes
      3.23    -   Brokers
      3.24    -   Environmental Matters
      3.25    -   Accounts Receivable

      4.3     -   SEC Reports
      4.5     -   Broker

                              AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER

                 This Amended and Restated Agreement and Plan of Merger is made and entered into effective as of July 15, 1997 by and among PhyMatrix Corp., a Delaware corporation ("PHMX"), PhyMatrix Acquisition I, Inc., a Delaware corporation ("Acquisition"), Clinical Studies, Ltd., a Delaware corporation (the "Company"), Dr. Michael Rothman, a resident of Newton Lower Falls, Massachusetts ("Rothman"), Dr. Walter Brown, a resident of Tiverton, Rhode Island ("Brown," and collectively with Rothman, the "Founders"), Michael T. Heffernan, a resident of Hingham, Massachusetts ("Heffernan") and Ronald Phillips as Trustee of The Alexander Rothman 1993 Qualified Sub-Chapter S Trust and as Trustee of The Julie Rothman 1993 Qualified Sub-Chapter S Trust (in his capacity as Trustee of each aforesaid trust, and not individually, the "Trustee").

                                   BACKGROUND

                 A. The Company is a site management organization conducting clinical research for pharmaceutical companies and for clinical research organizations (collectively, with all activities incidental thereto, the "Business") at 20 centers located in eight states (the "Centers").

                 B. Pursuant to the Merger, the holders of shares of common stock, par value $.0001 per share, of the Company (the "Company Common Stock") will receive shares of PHMX common stock, par value $.01 per share (the "PHMX Common Stock"), in the manner set forth in Article I of this Agreement and upon the terms and conditions otherwise set forth in this Agreement.

                 C. The Board of Directors of each of the Company and Acquisition has determined that the Merger is fair and in the best interests of their respective stockholders, has approved and adopted this Agreement and the transactions contemplated hereby and has resolved to recommend to the stockholders of their respective corporations that they approve this Agreement and the Merger.

                 NOW, THEREFORE, in consideration of the foregoing premises and of the mutual agreements hereinafter contained, the parties hereto agree as follows:

                                    ARTICLE I
                                   THE MERGER

                 1.1 Execution, Filing and Effective Time. On the Closing Date (as hereinafter defined) and subject to the terms and conditions hereinafter set forth, the parties hereto agree to cause the Merger to be consummated by filing with the Delaware Secretary of State a Certificate of Merger (the "Certificate of Merger") in the form set forth in Exhibit 1.1 hereto, duly executed and acknowledged by the Company, and taking all such further actions as may be required by law to make the Merger effective. The Merger shall become effective when the Certificate of Merger is so filed in accordance with the Delaware General Corporation Law (the

"Delaware Law"), and the time at which the Merger becomes effective is referred to herein as the "Effective Time."

                 1.2 Constituent and Surviving Corporations; Effect of Merger. The Company and Acquisition shall be the constituent corporations in the Merger, and the Company shall be the surviving corporation in the Merger (in such capacity, the Company is sometimes hereinafter referred to as the "Surviving Corporation"). At the Effective Time, the Merger shall have the effect set forth in Section 259 of the Delaware Law.

                 1.3 Certificate of Incorporation and Bylaws. At the Effective Time, the Certificate of Incorporation of Acquisition shall be the Certificate of Incorporation of the Surviving Corporation and the By-laws of Acquisition as in effect at the Effective Time shall constitute the By-laws of the Surviving Corporation.

                 1.4 Officers and Boards of Directors.

                 (a) At the Effective Time, each of the members of the Board of Directors and each of the officers of the Company immediately prior to the Effective Time shall resign or be removed from office and, concurrently with such removal or resignation, the directors and officers of Acquisition shall become the directors and officers of the Surviving Corporation, each to serve in accordance with the By-laws of the Surviving Corporation until his successor is duly elected and qualified.

                 (b) Prior to the Effective Time, the management of PHMX will recommend Mr. Heffernan for election to the Board of Directors of PHMX.

                 1.5 Conversion of Stock and Other Securities of the Constituent Corporations. At the Effective Time, without any action on the part of the holder thereof:

                 (a) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is not then held in the treasury of the Company shall be cancelled and extinguished and be converted into the right to receive, upon surrender to the Surviving Corporation of the Certificate (as defined herein) representing such share, such shares of PHMX Common Stock as set forth below (the "Merger Consideration"):

                           (i) Each share of Company Common Stock shall be converted into a right to receive such number of shares of PHMX Common Stock equal to the Aggregate Share Pool (as defined herein) divided by the total number of shares of Company Common Stock outstanding immediately prior to the Closing on a fully diluted basis, taking into account all shares of Company Common Stock issuable upon exercise of the Employee Stock Options (as defined herein) whether or not such Employee Stock Options are currently vested.

                           (ii) The "Aggregate Share Pool" shall be determined based upon the average last reported sale price of PHMX Common Stock as quoted on Nasdaq (as defined herein) for the five (5) business days preceding the last business day prior to the Closing (the "Average Closing Price Per Share" or "ACPPS") in accordance with the following terms:

                                     (x) if the Average Closing Price Per Share
                  is greater than Sixteen Dollars and Fifty Cents ($16.50), the Aggregate Share Pool shall equal Eighty-Seven Million Eight Hundred Forty-Four Thousand Six Hundred Thirty-Eight (87,844,638) divided by the ACPPS;

                                     (y) if the Average Closing Price Per Share
                  is greater than or equal to Thirteen Dollars and Fifty Cents ($13.50) and less than or equal to Sixteen Dollars and Fifty Cents ($16.50), the Aggregate Share Pool shall equal Five Million Eight Hundred Sixty-Six Thousand Six Hundred Sixty-Seven (5,866,667) minus the quotient of 8,955,362 divided by the ACPPS; or

                                     (z) if the Average Closing Price Per Share
                  is less than Thirteen Dollars and Fifty Cents ($13.50), then the Aggregate Share Pool shall equal Seventy Million Two Hundred Forty-Four Thousand Six Hundred Thirty-Eight (70,244,638) divided by the ACPPS.

                 (b) Each share of the common stock, $.01 par value, of Acquisition issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive, upon the surrender to the Surviving Corporation of the certificate representing such share, one (1) fully paid and nonassessable share of common stock of the Surviving Corporation (i.e., one share of Company Common Stock), which shares of the Surviving Corporation thereupon shall constitute all of the issued and outstanding shares of capital stock of the Surviving Corporation.

                 (c) As soon as practicable following the date of this Agreement, but in no event later than thirty (30) days following the Effective Time, the Board of Directors of the Surviving Corporation (or, if appropriate, any committee administering the Stock Plan (as defined below)) shall adopt such resolutions or take other actions as may be required to effect the following:

                           (i) adjust the terms of all outstanding employee stock options to purchase Company Common Stock ("Employee Stock Options") granted under the Clinical Studies 1996 Equity Incentive Plan (the "Stock Plan"), to provide that, at the Effective Time, each Employee Stock Option outstanding immediately prior to the Effective Time shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Employee Stock Option, the same number of shares of PHMX Common Stock as the holder of such Employee Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such Employee Stock Option in full immediately prior to the Effective Time at a price per share equal to the exercise price per share of each Employee Stock Option immediately prior to the Merger divided by the Conversion Rate (as defined herein).

                 (d) As soon as practicable after the Effective Time, but in no event later than thirty (30) days following the Effective Time, PHMX shall deliver to the holders of Employee Stock Options appropriate notices setting forth such holders' rights pursuant to the Stock Plan and the agreements evidencing the grants of such Employment Stock Options appropriate notices setting forth such holders' rights pursuant to the Stock Plan and the agreements evidencing the grants of such Employee Stock Options shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 1.5 after giving effect to the Merger). PHMX shall comply with the terms of the Stock Plan and ensure, to the extent required by, and subject to the provisions of, such Stock Plan, that the Employee Stock Options which qualified as ISOs prior to the Effective Time continue to qualify as ISOs after the Effective Time.

                 (e) PHMX shall take all corporate action necessary to reserve for issuance a sufficient number of shares of PHMX Common Stock for delivery upon exercise of the Employee Stock Options for delivery upon purchase as provided in paragraph (c) above assumed in accordance with this Section 1.5. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Exchange Act, where applicable, PHMX shall administer the Stock Plan assumed pursuant to this
Section 1.5 in a manner that complies with Rule 16b-3 promulgated under the Exchange Act to the extent the Stock Plan complied with such rule prior to the Merger.

                 1.6 Exchange of Shares.

                 (a) At the Closing and on behalf of the Company Shareholders (as defined herein), the Company shall deliver to PHMX certificates representing all of the outstanding shares of Company Common Stock (the "Certificates") and a schedule including the address and social security or taxpayer identification number of each holder of a Certificate (each a "Company Shareholder").

                 (b) No later than fifteen (15) days following the receipt of a Certificate following the Effective Time, PHMX shall instruct its transfer agent (the "Exchange Agent") to deliver to each of the Company Shareholders, as applicable, a certificate representing that number of whole shares of PHMX Common Stock to which such Company Shareholder shall have become entitled pursuant to the provisions of Article I hereof. Simultaneously therewith, the PHMX shall deliver a check representing the amount of cash in lieu of any fractional share that such Company Shareholder has the right to receive pursuant to the provisions of Article I hereof. The Certificate(s) so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash paid in lieu of any fractional share to holders of Certificates.

                 (c) No dividends or other distributions declared after the Effective Time with respect to PHMX Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article I. After the surrender of a Certificate in accordance with this Article I, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of PHMX Common Stock represented by such Certificate after the Effective Time.

                 (d) If any certificate representing shares of PHMX Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the PHMX in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of PHMX Common Stock in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the PHMX that such tax has been paid or is not payable.

                 (e) After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the PHMX, they shall be canceled and exchanged for certificates representing shares of PHMX Common Stock as provided in this Article I.

                 (f) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of PHMX Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to PHMX Common Stock shall be payable on or with respect to any fractional share and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of PHMX. In lieu of the issuance of any such fractional shares, PHMX shall pay to each former Company Shareholder who otherwise would be entitled to receive a fractional share of PHMX Common Stock (after taking into account all shares of PHMX Common Stock into which such stockholder's shares of Company Common Stock were converted pursuant to Article I) an amount in cash (rounded to the nearest whole cent) determined by multiplying (i) the Average Closing Price Per Share by
(ii) the fraction of a share of PHMX Common Stock which such holder would otherwise be entitled to receive pursuant to Section 1.5 hereto.

                 (g) None of PHMX, Acquisition, the Company, the Exchange Agent or any other person shall be liable to any former holder of shares of the Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

                 (h) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by PHMX, the posting by such person of a bond in such amount as PHMX may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of PHMX Common Stock and cash in lieu of any fractional share deliverable in respect thereof pursuant to this Agreement.

                 1.7 Dissenting Shares. Notwithstanding Section 1.5(a), shares of Company Common Stock outstanding immediately prior to the Effective Time that are held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such shares in accordance with the Delaware Law shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses such holder's right to appraisal under the Delaware Law. If, after the Effective Time, such holder fails to perfect or withdraws or loses his right to appraisal, such shares shall be treated as though they had been converted as of the Effective Time into a right to receive the Merger Consideration, without interest.


                                   ARTICLE II
                                     CLOSING

                 2.1 The Closing Date. Subject to the satisfaction or waiver of each of the conditions contained in Articles VIII, IX and X of this Agreement, the closing of the Merger and the other transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Nutter, McClennen & Fish, LLP, One International Place, Boston, Massachusetts at 10:00 a.m. on a date agreeable to the parties within five (5) business days after the satisfaction or waiver of all conditions to Closing set forth in Articles VIII, IX and X, or on such other date or at such other location or time as may be agreed upon by the parties (such date and time being called the "Closing Date"), but in no event later than the Termination Date (as defined in Section 13.1(d)).

                 2.2 The Closing. At the Closing, the Company, Acquisition and PHMX shall each deliver to each other, as applicable, such certificates, instruments, documents and opinions as are set forth in Articles VIII, IX and X, each of which shall be fully executed and completed, as appropriate.

                 2.3 Filing Certificate of Merger. Contemporaneous with the Closing, the duly executed Certificate of Merger shall be filed with the Delaware Secretary of State.

                 2.4 Payment of Deductible Expenses. At the Closing, upon presentation of appropriately detailed invoices by the Company, PHMX shall pay to the applicable parties all Deductible Expenses incurred by the Company.


                                   ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                 The Company, each of the Founders, the Trustee and Mr. Heffernan hereby represent and warrant to Acquisition and PHMX as follows:

                 3.1 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company is qualified, or is in the process of qualifying, to do business as a foreign corporation in each jurisdiction where it is required to be so qualified and each such jurisdiction and the status of its qualification is set forth on Schedule 3.1 hereto. As of the Closing Date, the Company will be qualified to do business as a foreign corporation in each jurisdiction where it is required to be so qualified. The Company has previously furnished to PHMX true and complete copies of its Certificate of Incorporation and By-laws, as amended to date.

                 3.2 The Subsidiaries of the Company. Except as set forth on
Schedule 3.2, Clinical Marketing, Ltd., a Delaware corporation (the "Subsidiary"), is the Company's sole subsidiary corporation. The Subsidiary is qualified to do business as a foreign corporation in each jurisdiction where it is required to be so qualified. All issued and outstanding shares of the Subsidiary are duly authorized, validly issued, fully paid and nonassessable and the Company is the sole owner of all such issued and outstanding shares. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that require the Subsidiary to issue, sell or otherwise cause to become outstanding any of its capital stock or other securities. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Subsidiary. There are no stockholders' agreements, voting trusts, proxies or other agreements or understandings with respect to the voting or ownership of the capital stock of the Subsidiary. The Company does not control directly or indirectly or have any direct or indirect equity participation in any corporation, partnership, joint venture, trust or other business association other than the Subsidiary.

                 3.3 Capitalization. The authorized capital stock of the Company consists of 1,000,000 shares of Company Common Stock of which 900,039.51 shares are outstanding. All of the outstanding shares of the capital stock of the Company have been validly issued and are fully paid and nonassessable. Except as set forth in Schedule 3.3, there are no outstanding options, warrants, rights, or other agreements or commitments obligating the Company to issue or sell shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock. Schedule 3.3 is a true and correct summary of the exercise or conversion price, vesting schedule and amount of underlying securities, with respect to all such options, warrants, rights, agreements or commitments or securities or obligations convertible into or exchangeable for shares of the Company's capital stock and attached to such Schedule are all plans and agreements relating thereto. The Company has no obligation to register any shares of its capital stock under the Securities Act (as defined herein). Except as set forth on Schedule 3.3, the Company is not obligated directly, indirectly or contingently to purchase or redeem any shares of its capital stock.

                 3.4 Corporate Power and Authority. The Company and its Subsidiary have full corporate power and authority to carry on the Business and any other activities related thereto as now being conducted and to own, operate and lease their properties in the places where such Business or other activities related thereto are now conducted and such properties are now owned, leased or operated. This Agreement, the Merger and the other transactions contemplated hereby have been duly and unanimously approved by the Board of Directors of the Company. The Company has full corporate power and authority to enter into this Agreement and to consummate the Merger and the other transactions contemplated hereby, and this Agreement and each of the other agreements to be executed and delivered by the Company in connection herewith constitute the legal, valid and binding obligations of the Company enforceable against it in accordance with their respective terms.

                 3.5 No Violation. Neither the execution and delivery of this Agreement and the other documents and instruments contemplated hereby and the consummation of the Merger and the other transactions contemplated hereby, nor the performance of this Agreement and such other documents and instruments in compliance with the terms and conditions hereof and thereof, except as set forth in Schedule 3.5, will (i) violate, conflict with or result in any breach of any trust agreement, charter document, by-law, judgment, decree, order, statute or regulation applicable to the Company or its Subsidiary, (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority (as defined herein) (other than filing the Certificate of Merger with the Delaware Secretary of State), (iii) violate, conflict with or result in a breach, default or termination or give rise to any right of termination, cancellation or acceleration of the maturity of any payment date of any obligation of the Company or its Subsidiary or increase or otherwise affect the obligations of the Company or its Subsidiary under any Law or Permit (each as defined herein) or any of the terms, conditions or provisions of any mortgage, indenture, note, license, agreement or other instrument or obligation related to the Company or its Subsidiary or to the Company's ability to consummate the Merger and the other transactions contemplated hereby, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents, in form and substance satisfactory to PHMX, have been or will be obtained in writing and provided to PHMX at or prior to the Closing, (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or its Subsidiary, or (v) result in the creation of any Claim (as defined herein) upon or against the properties of the Company or its Subsidiary.

                 3.6 Financial Statements. The Company has previously furnished to PHMX the following financial statements of the Company which are attached hereto in Schedule 3.6: (i) financial statements as of and for the year ending December 31, 1994 audited by Sansivieri, Kimball and McNamee, and for the years ending December 31, 1995 and 1996, audited by Deloitte & Touche LLP, consisting of balance sheets, statements of income, statements of retained earnings and statements of cash flows, and (ii) financial statements as of and for the three months ended March 31, 1997, prepared internally by the Company, consisting of a balance sheet and income statement (collectively, the "the Company Financial Statements"). The balance sheet of the Company dated March 31, 1997 and included among the Company Financial Statements is referred to herein as the "Balance Sheet." All the Company Financial Statements were prepared from the books and records of the Company, which books and records are complete and correct. The Company Financial Statements fairly present the financial position of the Company as of the dates thereof and the results of the Company's operations for the periods presented therein, as the case may be, all in conformity with GAAP (as defined herein), consistently applied, subject, in the case of the financial statements for the three months ended March 31, 1997, to normal year-end adjustments.

                 3.7 Books and Records. The books of account, minute books, stock record books, and other records of the Company and its Subsidiary, all of which have been made available to PHMX, are complete and correct and have been maintained in accordance with sound business practices and the requirements of
Section 13(b)(2) of the Exchange Act (as defined herein) (regardless of whether or not the Company or its Subsidiary is subject to that Section), including the maintenance of an adequate system of internal controls. The minute books of the Company and its Subsidiary contain accurate and complete records of meetings held of, and corporate action taken by, the stockholders, the Boards of Directors and committees of the Boards of Directors of the Company and its Subsidiary, and all corporate action requiring approval of the Board of Directors or the stockholders of either the Company or its Subsidiary has been so approved and confirmed, as required by the by-laws of each and by Delaware Law, and such approval and confirmation has been so noted in such minute books. As of the Closing Date, all of the books and records referenced in this Section
3.7 will be in the possession of the Company.

                 3.8 Absence of Undisclosed Liabilities. Except as set forth or reserved against in the Balance Sheet as of March 31, 1997 (the "Balance Sheet Date") included in the Company Financial Statements and except as set forth on
Schedule 3.9, the Company (i) did not have as of the Balance Sheet Date any liability or obligation of any nature, whether accrued, absolute, contingent, or otherwise and whether due or to become due, including, without limitation, liabilities that may become known or arise after the date hereof and which relate to transactions entered into or any state of facts existing on or before the Balance Sheet Date which would be required under GAAP to be shown in such balance sheet or referenced in the notes thereto, and (ii) has not incurred since the Balance Sheet Date any such liability or obligation except in the Ordinary Course of Business (as defined herein).

                 3.9 Conduct of Business Since the Balance Sheet Date. Since the Balance Sheet Date, except as set forth on Schedule 3.9, there has been no Material Adverse Change (as hereinafter defined) with respect to the Company, and no such Material Adverse Change is threatened, contemplated or anticipated. (As used herein, the term "Material Adverse Change" shall mean, with respect to the Company, a material adverse change in the financial condition (including, but not limited to, net worth and working capital), results of operations, assets, liabilities, business or prospects of the Company or its Subsidiary, and, with respect to any other Person, a material adverse change in the financial condition (including, but not limited to, net worth and working capital), results of operations, assets, liabilities, business prospects of such Person). Since the Balance Sheet Date, except as set forth on Schedule 3.9, neither the Company nor its Subsidiary has taken or agreed to take any action that would obligate the Company or its Subsidiary to have:

                 (a) taken any action or entered into or agreed to enter into any transaction, agreement or commitment other than in the Ordinary Course of Business;

                 (b) entered into or agreed to enter into any transaction, agreement or commitment, or suffered the occurrence of any event or events (i) that has interfered or is reasonably likely to interfere with the normal and usual operations of the Business of the Company or its Subsidiary or (ii) that, singly or in the aggregate, has resulted or is reasonably likely to result in a Material Adverse Change with respect to the Company;

                 (c) incurred any indebtedness for borrowed money, or assumed, guaranteed, endorsed or otherwise become responsible for the obligations of any other Person, (except to endorse checks for collection for deposit in the Ordinary Course of Business), or made any loan or advance to any Person;

                 (d) mortgaged, pledged, or otherwise encumbered, or, other than in the Ordinary Course of Business, sold, transferred or otherwise disposed of, any of the properties or assets of the Company or its Subsidiary, including any cancelled, released, hypothecated or assigned indebtedness owed to the Company or its Subsidiary, or any Claims held by the Company or its Subsidiary;

                 (e) made any investment of a capital nature or entered into a commitment for such investment either by purchase of stock or securities, contributions to capital, property transfer or otherwise, or by the purchase of any property or assets of any other Person;

                 (f) declared, set aside, or paid any dividend or other distribution (whether in cash, stock or property, or any combination thereof) in respect of the capital stock of the Company, or redeemed or otherwise acquired, directly or indirectly, any shares of capital stock of the Company;

                 (g) paid any long-term liability, otherwise than in accordance with its terms;

                 (h) paid any bonus compensation to any officer, director, stockholder or employee of the Company or its Subsidiary or otherwise increased the compensation paid or payable to any of the foregoing;

                 (i) sold, assigned or transferred any Proprietary Assets or other intangible assets;

                 (j) entered into any material agreement, contract, lease, indenture or commitment (whether written or oral) or any amendment, waiver or modification to any existing agreement, contract, lease, indenture or commitment (whether written or oral);

                 (k) contracted with or committed to any third party (i) to sell any capital stock of the Company, (ii) to sell any assets of the Company or its Subsidiary other than in the Ordinary Course of Business, (iii) to effect any merger, consolidation or other reorganization of the Company or its Subsidiary, or (iv) to enter into any agreement with respect thereto; or

                 (l) paid any expenses or fees of counsel, accountants or consultants for services in preparation for or in connection with this Agreement or the transactions contemplated hereunder.

                 3.10 Tangible Properties. Schedule 3.10(a) contains a true and complete list of all fixed assets, fixtures, furnishings, furniture, office supplies, computer hardware and software, automobiles, tools, machinery, equipment, spare parts and other tangible personal property owned or leased by the Company or its Subsidiary (the "Tangible Personal Property"). Except as listed on Schedule 3.10(a) with respect to leased Tangible Personal Property, the Company and its Subsidiary have good and marketable title free and clear of all Claims to the Tangible Personal Property owned by the Company or its Subsidiary. With respect to any Tangible Personal Property leased by the Company or its Subsidiary, all leases, conditional sale contracts, franchises or licenses pursuant to which the Company or its Subsidiary may hold or use (or permit others to hold or use) such Tangible Personal Property are valid and in full force and effect, and there is not under any of such instruments any existing default or event of default or event which with notice or lapse of time or both would constitute such a default; and the Company's or its Subsidiary's possession and use of such property has not been disturbed and no claim has been asserted against the Company or its Subsidiary adverse to their rights in such leasehold interests. All Tangible Personal Property is adequate and usable for the purposes for which it is currently used and each item of Tangible Personal Property, whether owned or leased, is in good operating condition, reasonable wear and tear excepted, and has been properly maintained and repaired. The Tangible Personal Property comprises all the equipment necessary for the continuing operation of the Centers in the manner in which they have been operated to date. Each item of Tangible Personal Property is listed on Schedule 3.10(b) with its book value and such value is true and correct.

                 3.11 Premises. The real property and the leases described on
Schedule 3.11 represent all the real property leased or subleased (the "Leased Premises") and real property leases and subleases (the "Leases") entered into or assumed by the Company or its Subsidiary, and the descriptions of such Leased Premises and Leases are true and complete. Each Lease is in full force and effect, and there is not under any of the Leases any existing default or event of default or event which with notice or lapse of time or both would constitute such a default. Each Lease conveys good and marketable leasehold title to the leased real estate purported to be conveyed thereunder, is enforceable by the Company or its Subsidiary which is the lessee thereunder, provides exclusive possession of the Leased Premises leased thereunder, and, subject to the receipt of non-disturbance agreements with respect to such Leases, following the Merger will continue to be enforceable in accordance with its terms. The Company or its Subsidiary which is the lessee of each respective Leased Premises has the right to use its respective Leased Premises in accordance with the terms of each respective Lease free and clear of all Claims. Each of the Leased Premises is adequately maintained, fully equipped with all necessary utilities and is in reasonably satisfactory condition and repair, consistent with the uses to which it is presently being put or intended to be put. To the Company's Knowledge, all structures, improvements and fixtures on the Leased Premises and the current uses of the Leased Premises conform in all material respects to any and all Laws, the failure to conform with which would have a material adverse effect on the Company. To the Company's Knowledge, there is no violation of any material covenant, restriction or other agreement or understanding, oral or written, affecting or relating to title or use of any Leased Premises. The Company has received no notice of any pending or threatened condemnation or similar proceedings or assessments affecting any of the Leased Premises, nor to the best of the Company's Knowledge is any such condemnation or assessment contemplated by any Governmental Authority. The Company has delivered to PHMX true and correct copies of all Leases, as amended to date. Neither the Company nor its Subsidiary owns or has any ownership interest in any real property.

                 3.12 Licenses and Permits. Schedule 3.12(a) lists all licenses, permits, pending applications, consents, approvals and authorizations of or from any Governmental Authority held by the Company, the Subsidiary and each physician employed by or under contract with the Company or its Subsidiary (each a "Licensed Party") or used in or otherwise necessary for the conduct of the Business (collectively, the "Permits") together with any conditions imposed thereon. The Company and its Subsidiary have complied with all conditions and requirements imposed by the Permits and neither the Company nor its Subsidiary has received any notice of, or has any reason to believe, that any appropriate authority intends to cancel, terminate or suspend any of the Permits or that valid grounds for such cancellation, termination or suspension exist. Except as set forth on Schedule 3.12(b), no other licenses, permits, consents, approvals or authorizations of or from any Governmental Authority other than the Permits are necessary to operate the Business. The Company, its Subsidiary and each Licensed Party own or have the right to use the Permits in accordance with the terms thereof without any conflict or alleged conflict or infringement with the rights of others and subject to no Claim. Each Permit is and immediately after the Merger will be valid and in full force and effect and no Permit will be subject to termination or be terminated or adversely affected by the Merger.

                 3.13 Company Proprietary Assets.

                 (a) Schedule 3.13 identifies and provides a brief description of all Proprietary Assets (as hereinafter defined) owned or licensed to, or otherwise used by, the Company, including, without limitation, any pharmaceutical product utilized in the conduct of the Company's Business as well as any plan or system utilized by the Company regarding the standards and methods of operating the Business (collectively, the "Company Proprietary Assets"). Schedule 3.13 lists each Person for which the Company has provided services in connection with the Business since December 31, 1994 and provides for each such client, the name, address, telephone number and name of contact.
Schedule 3.13 lists each trademark and service mark owned by or licensed to, or otherwise used by, either Company and states with respect to each such trademark or service mark, whether it is registered with the U.S. Patent and Trademark Office or any state Governmental Agency. Except as set forth in Schedule 3.13, the Company has good, valid and marketable title to all of the Company Proprietary Assets identified therein, free and clear of all Encumbrances, and have a valid right to use all such Company Proprietary Assets. Except as set forth in Schedule 3.13, the Company is not obligated to make any payment to any person or entity for the use of any Company Proprietary Asset. Except as set forth in Schedule 3.13, neither Company nor its Subsidiary has developed jointly with any other Person any Company Proprietary Asset with respect to which such other Person has any rights.

                 (b) The Company has taken reasonably prudent steps to protect and maintain the confidentiality and secrecy of all Company Proprietary Assets (except Company Proprietary Assets whose value would be unimpaired by public disclosure) and otherwise to maintain and protect the value of all Company Proprietary Assets.

                 (c) To the best of the Company's Knowledge, none of the Company Proprietary Assets infringes or conflicts with any Proprietary Asset owned or used by any other Person. The Company is not infringing, misappropriating or making any unlawful use of, and the Company has not at any time infringed, misappropriated or made any unlawful use of, or received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful use of, any Proprietary Asset owned or used by any other Person. To the Knowledge of the Company, no other Person is infringing, misappropriating or making any unlawful use of, and no Proprietary Asset owned or used by any other person or entity infringes or conflicts with, any Company Proprietary Asset.

                 (d) The Company Proprietary Assets constitute all the Proprietary Assets necessary to enable the Companies to conduct the Business in the manner in which the Business has been and is being conducted. Except as set forth in Schedule 3.13: (i) neither Company nor its Subsidiary has licensed any of the Company Proprietary Assets to any Person, and (ii) neither Company has entered into any contract, agreement, covenant not to compete, or other arrangement limiting its ability to exploit fully any of its Company Proprietary Assets or to transact business in any market or geographical area or with any Person.

                 3.14 Outstanding Commitments.

                 (a) Schedule 3.14 sets forth a list of all material existing contracts, agreements, leases, subleases, commitments, licenses and franchises (collectively, the "Contracts"), whether written or oral, to which the Company or its Subsidiary is a party or which relate to the Business. The Company has delivered or made available to PHMX true, correct and complete copies of all written Contracts and Schedule 3.14 contains an accurate and complete description of all Contracts which are not in writing. All of the Contracts are in full force and effect. The Company and its Subsidiary which is a party to and each other party to each of the Contracts have performed all the obligations required to be performed by them to date, and there is not under any of the Contracts any existing default or event of default or event which with notice or lapse of time or both would constitute such a default. Neither the Company nor its Subsidiary has (i) any present expectation or intention of not fully performing all its obligations under each of the Contracts to which it is a party or (ii) any Knowledge of any breach or anticipated breach by any other party to any of the Contracts. None of the Contracts has been terminated or notice of termination given with respect thereto, no notice has been given by any party thereto of any alleged default thereunder by any party thereto, and neither the Company nor its Subsidiary is aware of any intention or right of any party to any Contract to default another party to any Contract. There exists no actual or, to the Knowledge of the Company, threatened termination, cancellation or limitation of the business relationship of the Company or its Subsidiary with any party to any Contract.

                 (b) Each Contract to which the Company or its Subsidiary is a party concerning Clinical Trials provides for indemnification of the Company and its Subsidiary with respect to potential actions, suits, claims or proceedings at law or in equity before any Governmental Authority or arbitration tribunal based upon the administration of any pharmaceutical or other forms of therapy incident to the Clinical Trials, consistent with industry practice.

                 3.15 Litigation. Except as set forth on Schedule 3.15, there is no (i) action, suit, claim, proceeding or investigation pending or, to the best of the Company's Knowledge, threatened against or affecting the Company or its Subsidiary (whether or not the Company or its Subsidiary is a party or prospective party thereto), at law or in equity, or before or by any Governmental Authority, (ii) pending or, to the best of the Company's Knowledge, threatened arbitration proceeding relating to the Company or its Subsidiary or (iii) governmental inquiry, to the best of the Company's Knowledge, pending or threatened against or involving the Company or its Subsidiary, and there is no basis for any of the foregoing. Except as set forth on Schedule 3.15, neither the Company nor its Subsidiary has received any opinion or memorandum or legal advice from legal counsel to the effect that it is exposed, from a legal standpoint, to any liability or disadvantage which may be material to the prospects, financial condition, operations, property or affairs of the Business. Except as set forth on Schedule 3.15, there are no outstanding orders, writs, judgments, injunctions or decrees of any Governmental Authority or arbitration tribunal against, involving or affecting the Company or its Subsidiary, and to the Company's Knowledge there are no facts or circumstances which may result in institution of any action, suit, claim or legal, administrative or arbitration proceeding or investigation against, involving or affecting the Company or its Subsidiary, their assets or properties, or the Merger or the transactions contemplated hereby. Neither the Company nor its Subsidiary is in default with respect to any order, writ, injunction or decree known to or served upon it from any court or of any Governmental Authority. Except as set forth on Schedule 3.15, there is no action, suit or proceeding by the Company or its Subsidiary or their affiliates pending or to the Company's Knowledge threatened against others. Except as set forth on Schedule 3.15, none of the following has occurred with respect to any the Company or its Subsidiary:

                 (a) Neither the Company nor its Subsidiary nor, to their Knowledge, any employee thereof, has been convicted in a criminal proceeding or has been named or is a subject of a criminal, governmental or other regulatory investigatory proceeding (excluding traffic violations);

                 (b) Neither the Company nor its Subsidiary nor, to their Knowledge, any employee thereof, has been or is the subject of any order, judgment or decree of any Governmental Authority or other regulatory body permanently or temporarily enjoining, barring, suspending or limiting it or any such person from engaging in any type of business or professional practice or activities; or

                 (c) Neither the Company nor its Subsidiary nor, to their Knowledge, any employee thereof, has been found by a court of competent jurisdiction in a civil action or by any Governmental Authority or other regulatory body to have violated any Law.

                 3.16 Compliance with Law. Neither the Company nor its Subsidiary is subject to any judgment, order, writ, injunction or decree of any Governmental Authority or arbitration tribunal. Except as set forth in Schedule 3.16, the Company and its Subsidiary has complied in all material respects with and is not in default under, all Laws applicable to it, its operations, properties, assets, products and services, the failure to comply with which would have a material adverse effect on the Company or its Subsidiary. There is no existing Law, and the Company is not aware of any proposed Law, which would prohibit or materially restrict the Surviving

Corporation and its Subsidiary from, or otherwise materially adversely affect the Surviving Corporation and its Subsidiary in, conducting the Business. Except as set forth on Schedule 3.16, the Company has obtained, and as of the Closing will have obtained, all requisite approvals and consents of, and made all requisite filings with all Governmental Authorities and other third parties which are necessary to be obtained or made to (i) permit the conduct of the Business, (ii) permit the valid execution, delivery and performance by the Company of this Agreement, including without limitation the Merger, and (iii) prevent any Permit or agreement relating to the Business from terminating prior to its scheduled termination as a result of the consummation of the transactions contemplated hereby.

                 3.17 Labor and Employee Relations. Neither the Company nor its Subsidiary is a party to or bound by any collective bargaining agreement with any labor organization, group or association covering any of its employees, and the Company has no Knowledge of any attempt to organize any of their employees by any person, unit or group seeking to act as their bargaining agent. There are no pending or, to the Company's Knowledge, threatened charges (by employees, their representatives or governmental authorities) of unfair labor practices or of employment discrimination or of any other wrongful action with respect to any aspect of employment of any employee of the Company or its Subsidiary.

                 3.18 Certain Employees. Set forth on Schedule 3.18 is a list of the names of all of the physicians, employees and consultants employed by or under contract with the Company or its Subsidiary in connection with the Business, together with the title or job classification of each such person and his or her current compensation. Except as set forth on Schedule 3.18, none of such persons has (i) an employment agreement, contract or understanding, whether oral or written, with the Company or its Subsidiary which is not terminable on thirty (30) days or less notice by the Company or its Subsidiary without cost or other liability to the Company or its Subsidiary or (ii) a non-competition, non-disclosure and/or non-solicitation agreement or understanding with the Company or its Subsidiary, whether written or oral, and all such employment and other agreements are set forth in Schedule 3.18 hereto. No person listed on
Schedule 3.18 has indicated that he or she intends to terminate his or her employment with the Company or its Subsidiary or seek a material change in his or her duties or status. Each person listed on Schedule 3.18 who is required to be licensed by applicable state law in order to perform his or her duties is so licensed. Set forth on Schedule 3.18 is the amount, if any, of any severance liability of the Company or its Subsidiary with respect to each person listed on
Schedule 3.18.

                 3.19 Employee Benefits. Set forth on Schedule 3.19 is an accurate and complete list of all plans within the meaning of the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. Section 1001 et seq. ("ERISA") including, without limitation, all pension plans within the meaning of ERISA Section 3(2)(A) ("Pension Plans"), deferred compensation, stock purchase, stock option, incentive, bonus, vacation, severance, disability, hospitalization, medical insurance, life insurance, fringe benefit, and other employee benefit plans within the meaning of ERISA Section 3(1) ("Welfare Plans"), and all obligations, customary practices or programs and arrangements, whether formal or informal, oral or written, and whether or not legally enforceable which the Company, its Subsidiary or any entity that, together with the Company and/or its Subsidiary would be treated as a single employer under Code Section 414 or ERISA
Section 4001(b) (an "ERISA Affiliate") sponsors, maintains, participates in, contributes to or is obligated to contribute to or under which past or present employees, directors, contractors, service providers, agents and representatives of the Company, its Subsidiary or ERISA Affiliate(s) may be entitled to benefits or the Company, its Subsidiary ERISA Affiliate(s) may have any liability (collectively, the "Plans"). Through the Closing Date, all such Plans shall be maintained by the Company or its Subsidiary in full force and effect. Neither the Company, its Subsidiary nor any ERISA Affiliate contributes, has contributed or has ever been required to contribute, to any plan subject to Title IV of ERISA or to any multiemployer plan, as defined in section 3(37) or section 4001(a)(3) of ERISA and no withdrawal liability has been or may be assessed under Title IV of ERISA against the Company, its Subsidiary or ERISA Affiliate(s) based on circumstances existing on or prior to the Closing Date.

                 Each Plan has been established and administered in accordance with its terms and in full compliance with the applicable provisions of the Code, ERISA and other applicable laws, rules and regulations, and all obligations of the Company, its Subsidiary and ERISA Affiliate(s) with respect to each Plan have been satisfied. Each Plan which is intended to be qualified within the meaning of section 401(a) of the Code is so designated on Schedule
3.19 and is so qualified and has received a favorable determination letter from the IRS with respect to its qualification and no event has occurred which would cause the loss of such qualification. Each Plan which is intended to meet the requirements for tax-favored treatment under Subchapter D of Chapter 1 of Subtitle A of the Code meets such requirements in all material respects.

                 With respect to each Plan, no actions, suits or claims (other than claims for benefits in the ordinary course) are pending or threatened, and no facts or circumstances exist which could give rise to any such actions, suits or claims. No reportable event (as defined in ERISA Section 404 and its regulations) has occurred. Neither the Company, its Subsidiary or the Founders has engaged in a prohibited transaction, as defined under section 4975 of the Code or section 406 of ERISA, with respect to any Plan, and, to the Company's Knowledge, no fiduciary with respect to any Plan has breached any fiduciary duty to such Plan under Part 4 of Title I of ERISA or other applicable law. No event has occurred and no condition exists that has subjected or would subject the Company, its Subsidiary or ERISA Affiliate(s) to any tax, fine or penalty imposed by the Code, ERISA or other applicable law. All required contributions have been made timely by the Company to each of the Plans and there is no funding deficiency with respect to any of the Plans. All required insurance premiums or other funding obligations have been timely made in full with respect to the Plans. Each Plan may be amended or terminated in accordance with its terms without obligation or liability, other than those obligations and liabilities for which specific assets have been set aside or reserved for on the balance sheet as of the Balance Sheet Date included in the Financial Statements of the Company and those obligations and liabilities reflected by the terms of the Plan documents. There are no unfunded obligations under any Plan providing benefits to employees of the Company, its Subsidiary or ERISA Affiliate(s) during employment or after termination of their employment. The consummation of the Merger will not result in the payment, vesting or acceleration of any benefit.

                 3.20 Insurance. The Company is, and will be through the Closing Date, adequately insured with responsible insurers in respect of their properties, assets and business against risks normally insured against by companies in similar lines of business under similar circumstances. Schedule
3.20 correctly describes (by type, carrier, policy number, limits, premium and expiration date) the insurance coverage carried by the Company and its Subsidiary with respect to the Business, which insurance will remain in full force and effect with respect to all events occurring prior to the Closing. The Company and its Subsidiary (i) have not failed to give any notice or present any claim under any such policy or binder in due and timely fashion, (ii) have not received notice of cancellation or non-renewal of any such policy or binder,
(iii) are not aware of any threatened or proposed cancellation or non-renewal of any such policy or binder and (iv) have not received notice of and are not otherwise aware of any insurance premiums which will be materially increased in the future. There are no outstanding claims under any such policy which have gone unpaid for more than forty-five (45) days, or as to which the insurer has disclaimed liability.

                 3.21 Transactions With Affiliates. Except as set forth in
Schedule 3.21 hereto and only with respect to transactions giving rise to current or contingent liabilities of the Company or its Subsidiary, no current or former holder of 5% or more of any class of capital stock of the Company or its Subsidiary at the time such transaction was entered into, or any director, officer or employee of the Company or its Subsidiary, or member of the family of any such person, or any corporation, partnership, trust or other entity in which any such person, or any member of the family of any such person, has an interest or is an officer, director, trustee, partner or holder of any equity interest, is a party to any transaction with the Company or its Subsidiary, including any contract, agreement or other arrangement providing for the employment of, furnishing of services by, rental of real or personal property from, or otherwise requiring payments or involving other obligations to or from.

                 3.22 Taxes. The Company and its Subsidiary have filed all Tax returns and reports required to be filed, including, without limitation, returns and estimated returns and have paid in full all taxes shown due thereon and all estimated Tax when due (together with all interest, penalties, assessments and deficiencies assessed in connection therewith due through the date hereof, whether or not shown on any Tax return). Neither the Company nor its Subsidiary is required to pay any other Tax except as shown in such Tax returns, reports and information filings. All such returns, reports and information filings required to be filed, including any amendments to date, have been prepared in good faith and without negligence or misrepresentation and were correct and complete in all material respects. The Company and its Subsidiary has either paid or, in accordance with GAAP applied consistently with prior periods, adequately provided for, by reserves or other proper accounting treatment shown in the records and books of account, its liability for all Tax of every kind, for the current tax year and for all prior years. The Company has no Knowledge of any proposed or threatened assessment or reassessment of any Taxes. In addition, at the date hereof, the Company and its Subsidiary have deducted and remitted all withholding tax or source deductions when due to the appropriate governmental authority as required by Law or the Company and its Subsidiary have adequately provided for such deductions by reserves or other proper accounting treatment their books and records of account. Neither the Company nor its Subsidiary (i) has executed any waiver to extend, or otherwise taken or failed to take any action that would have the effect of extending, the applicable statute of limitations with respect to its Tax liabilities, (ii) is a "consenting corporation" within the meaning of
Section 341(f) of the Code, (iii) has been a member of any consolidated group (other than with the Company and its Subsidiary) for Tax purposes or (iv) does not have, or will fail to have, all records and information necessary for the timely and accurate filing of any Tax returns due after the date hereof, including any returns due after the Closing Date which relate to the period prior to the Closing Date. Except as disclosed in Schedule 3.22, the Company has been at all times taxable as a Subchapter S Corporation under the Code and has filed all Tax returns consistent with this characterization. The Subsidiary is a "Qualified Subchapter S Subsidiary" as defined under Section 1361(b)(3)(B) of the Code, and the Company elected to treat the Subsidiary as such.

                 3.23 Brokers. Except as set forth on Schedule 3.23, no agent, person or firm acting on behalf of the Company and its Subsidiary or under their authority is or will be entitled to a financial advisory fee, brokerage commission, finder's fee or like payment in connection with the transactions contemplated hereby.

                 3.24 Environmental Laws.

                 (a) The Company and its Subsidiary have operated and continue to operate the Centers and the Business in compliance in all material respects with all Laws relating to (i) pollution or protection of the environment, natural resources or human health from any Hazardous Substances (as hereinafter defined) or (ii) nuisance, trespass or "toxic tort," including, without limitation, Laws relating to emissions, discharges, releases or threatened releases of any Hazardous Substance or otherwise relating to the manufacture, processing, importation, distribution, use, generation, treatment, storage, disposal, transportation or handling of any Hazardous Substance (collectively, "Environmental Laws") where the failure to comply would have a material adverse effect on the Company or its Subsidiary.

                 (b) To the Company's Knowledge, no Leased Premises nor any real property contiguous thereto, is or has been designated by any state, local or federal agency or body as a hazardous waste disposal site or a site or location requiring investigation concerning, or management, clean-up or removal of, any Hazardous Substance.

                 (c) There is no civil, criminal or investigative action, suit, litigation, hearing, communication (written or oral), demand, claim, citation, notice or notice of violation, warning, consent decree, judgment or order by any Person or Governmental Authority alleging, claiming, concerning or finding liability or potential liability arising out of, based on or resulting from, in whole or in part, (a) the actual or alleged presence, threatened release, release, emission, disposal, storage, treatment, transportation, generation, manufacture or use of any Hazardous Substance at or from any location or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Laws (collectively, "Environmental Claims"), pending or threatened against the Company or its Subsidiary or against any Person whose liability for any Environmental Claim the Company or its Subsidiary has or may have retained or assumed either contractually or by operation of Law. There are no past or present actions, activities, circumstances, conditions, events, incidents or practices, including, without limitation, the release, threatened release, emission, discharge, disposal, storage, treatment, transportation, generation, manufacture or use of any Hazardous Substance that could form the basis of any Environmental Claim against the Company or its Subsidiary or, to the Company's Knowledge, against any Person whose liability for any Environmental Claim the Company or its Subsidiary has or may have retained or assumed either contractually or by operation of Law.

                 (d) All Waste (as hereinafter defined) generated in connection with the Business, operations, Assets and properties of the Company and its Subsidiary has been (i) treated, stored or disposed of by or at facilities duly licensed pursuant to applicable Environmental Laws and (ii) transported to such facilities by transporters duly licensed pursuant to applicable Environmental Laws. The Company has maintained true and complete records relating to the generation, transportation, treatment, storage and disposal of Waste generated in connection with the business, operations, assets and properties of the Company and its Subsidiary.

                 (e) The Company has delivered to PHMX all environmental inspection reports ("Environmental Reports") prepared by any person or entity concerning compliance with applicable Environmental Laws of the Company's Business, operations, assets or properties or the use, manufacture, importation, processing, storage, treatment, transportation, release or disposal therefrom, therein or thereon of any Hazardous Substance. All such Environmental Reports are listed on Schedule 3.24.

                 3.25 Accounts Receivable. All of the accounts receivable of the Company and its Subsidiary shown or reflected on the Balance Sheet in the Company Financial Statements, less the reserve for doubtful accounts in the amount shown on such Balance Sheet, are valid and enforceable claims and subject to no set off or counterclaim, except for adjustments based on revisions to study participation and enrollment in accordance with the applicable Clinical Trial protocol. Except as set forth on Schedule 3.25, the Company has no accounts or loans receivable from any of its directors, officers or employees.

                 3.26 SEC Filings. If PHMX is required by Nasdaq to seek the approval of its stockholders prior to the consummation of the Merger, the Company Financial Statements and other information relating to the Company furnished in writing by the Company to PHMX for inclusion in the Proxy Statement, at the time of the mailing of the Proxy Statement to PHMX's stockholders and at the time of the meeting of PHMX's stockholders, will not contain any untrue statement of a material fact or omit to state a material fact concerning the Company or its Subsidiary or omit to state a material fact required or necessary to be stated therein in order to make the statements contained therein concerning the Company, in light of the circumstances under which they are made, not misleading. Information relating to the Company and its Subsidiary furnished in writing by the Company to PHMX for inclusion in any registration statement or other voluntary or required filing pursuant to the Securities Act or the Exchange Act (collectively, an "SEC Filing"), at the time of filing with the SEC, will not contain any untrue statement of a material fact or omit to state a material fact concerning the Company or its Subsidiary or omit to state a material fact required or necessary to be stated therein in order to make the statements contained therein concerning the Company or its Subsidiary, in light of the circumstances under which they are made, not misleading; except that the Company, the Founders, the Trustee and Mr. Heffernan make no representation or warranty with respect to any statement, information or omission relating to PHMX or its affiliates provided to the Company, the Founders, the Trustee or Mr. Heffernan, either orally or in writing, for inclusion in any SEC Filing.

                 3.27 Disclosure. All documents and schedules delivered or to be delivered by or on behalf of the Company and its Subsidiary in connection with this Agreement, the Merger and the transactions contemplated hereby are true, complete and correct in all material respects. Neither this Agreement, nor any Schedule or Exhibit to this Agreement contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which made, not misleading.

                                   ARTICLE IV
             REPRESENTATIONS AND WARRANTIES OF ACQUISITION AND PHMX

                 Acquisition and PHMX jointly and severally represent and warrant to the Company as follows:

                 4.1 Organization. Acquisition is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. PHMX is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. PHMX owns all of the issued and outstanding shares of capital stock of Acquisition.

                 4.2 Power and Authority. Acquisition and PHMX each have full corporate power and authority to carry on their businesses as now being conducted and to own, operate and lease their respective properties in the places where such businesses are now conducted and such properties are now owned, leased or operated. This Agreement and the transactions contemplated hereby have been duly approved by the Boards of Directors of Acquisition and PHMX. Acquisition and PHMX each have full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, and this Agreement and all other agreements to be executed and delivered by Acquisition and PHMX in connection herewith constitute the legal, valid and binding obligations of Acquisition and PHMX enforceable against them in accordance with their respective terms.

                 4.3 No Violation. Neither the execution and delivery of this Agreement and the other documents and instruments contemplated hereby, the consummation of the transactions contemplated hereby or thereby, nor the performance of this Agreement and such other documents and instruments in compliance with the terms and conditions hereof and thereof will (i) conflict with or result in any breach of any trust agreement, charter documents, by-law, judgment, decree, order, statute or regulation applicable to Acquisition or PHMX, (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, (iii) result in a breach of or default (or give rise to any right of termination, cancellation or acceleration) under any Law or any of the terms, conditions or provisions of any mortgage, indenture, note, license, agreement or other instrument to which Acquisition or PHMX is a party or (v) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Acquisition or PHMX.

                 4.4 SEC Reports. PHMX has previously made available to the Company an accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement (including any amendment or supplement thereto) filed since January 23, 1996 by PHMX with the SEC pursuant to the Securities Act or the Exchange Act (the "PHMX Reports"), and no such PHMX Report contained as of its date of filing with the SEC any untrue statement of a material fact or omitted, as of its date of filing with the SEC, to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date. Schedule 4.4 contains a complete list of all PHMX Reports. Since January 29, 1996, PHMX has timely filed all reports, registration statements and other filings required to be filed with the SEC under the Securities Act and the Exchange Act.

                 4.5 Broker. Except as set forth on Schedule 4.5, no agent, broker, person or firm acting on behalf of Acquisition or PHMX or under its authority is or will be entitled to a financial advisory fee, brokerage commission, finder's fee or like payment in connection with any of the transactions contemplated hereby.

                 4.6 Proxy Statement. If a vote of the shareholders of PHMX is required by Nasdaq prior to the Closing, the Proxy Statement to be mailed to stockholders of PHMX in connection with the solicitation of proxies on behalf of PHMX's Board of Directors for the meeting of stockholders of PHMX to be held to seek the approval of this Agreement and the Merger (the "Proxy Statement"), at the time of its mailing to such stockholders and at the time of such meeting, will not contain any untrue statement of a material fact or omit to state a material fact concerning PHMX or the Merger or omit to state a material fact required or necessary to be stated therein in order to make the statements contained therein concerning PHMX, or the Merger, in light of the circumstances under which they are made, not misleading; except that, PHMX makes no representation or warranty with respect to any statement, information or omission relating to the Company or its affiliates provided to either orally or in writing for inclusion in the Proxy Statement.

                 4.7 Disclosure. The representations and warranties made by Acquisition and PHMX in this Agreement do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein, in light of the circumstances in which they are made, not misleading.

                 4.8 Form S-3. As of the date hereof, the Company is eligible under the Securities Act to file a registration statement registering PHMX Common Stock on Form S-3.

                                    ARTICLE V
                            COVENANTS OF THE COMPANY

                 The Company, each of the Founders, the Trustee and Mr. Heffernan covenant and agree with Acquisition and PHMX as follows:

                 5.1 Best Efforts Cooperation. Until the Closing, the Company shall use its best efforts in good faith to perform and fulfill, or cause to be performed and fulfilled, all conditions and obligations to be fulfilled, or performed by it hereunder, to the end that the transactions contemplated hereby will be fully and timely consummated; provided, however, if and to the extent that the Board of Directors of the Company determines in its good faith judgment, based upon the written advice of outside counsel, that its fiduciary duties under applicable Delaware Law require such action, the Company and each officer, director, employee, consultant, advisor, agent or investment banker of the Company and its Subsidiary may, in response to unsolicited requests, provide information concerning the Company and the Business, and participate in discussions and negotiate with any other corporation, partnership, person or other entity or group concerning a proposal for any merger, sale of all or substantially all of the assets of the Company, or other transaction involving the transfer of effective control of the Company (an "Alternative Transaction").

                 5.2 Access. Until the Closing, the Company shall give Acquisition and PHMX, and their attorneys, accountants and other authorized representatives complete access, upon reasonable notice and at reasonable times, to the Company's and its Subsidiary's offices, suppliers, employees, business and financial records, contracts, business plans, budgets and projections, agreements and commitments and other documents and information concerning the Business and persons employed by or doing business with the Company and its Subsidiary, except such documents covered by the attorney-client privilege. In order that Acquisition and PHMX may have full opportunity to make such examination and investigation as they may desire of the Business, the Company and its Subsidiary will furnish Acquisition and PHMX and their representatives during such period with all such information as such representatives may reasonably request and cause the respective officers, employees, consultants, agents, accountants and attorneys of the Company and its Subsidiary to cooperate fully with the representatives of Acquisition and PHMX in connection with such review and examination and to make full disclosure to Acquisition and PHMX of all material facts affecting the Company's financial condition and the operations, properties and prospects of the Business; provided, however, that Acquisition and PHMX will, unless the Closing occurs, hold the documents and information concerning the Company and the Business confidential in accordance with Section 7.6 hereof.

                 5.3 Insurance. Until the Closing, the Company and its Subsidiary shall maintain with financially sound and reputable insurers, insurance against such casualties and contingencies and of such types and in such amounts as is customary for companies similarly situated.

                 5.4 Compliance with Laws. Until the Closing, the Company shall conduct the Business in compliance with all applicable Laws.

                 5.5 Keeping of Books and Records. Until the Closing, the Company shall keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied, reflecting all financial transactions and in which all proper reserves for depreciation, depletion, obsolescence, amortization, taxes, bad debts and other purposes in connection with the Business shall be made.

                 5.6 Conduct of Business. Prior to the Effective Time, unless Acquisition shall have consented in writing thereto, the Company:

                 (a) shall, and shall cause its Subsidiary to, conduct its operations according to its usual, regular and ordinary course in substantially the same manner as heretofore conducted;

                 (b) shall use its reasonable efforts, and shall cause its Subsidiary to use its reasonable efforts, to preserve intact its business organization and goodwill, keep available the services of its officers and employees, and maintain satisfactory relationships with those persons having business relationships with it;

                 (c) shall not, and shall not permit its Subsidiary to, amend its Certificate of Incorporation or By-laws, except as provided for in this Agreement;

                 (d) shall promptly notify Acquisition of any material emergency or other material change in its or its Subsidiary's condition (financial or otherwise), business, properties, assets, liabilities, prospects or the Ordinary Course of Business of it or its Subsidiary or in the operation of its or its Subsidiary's properties and of any litigation or governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated);

                 (e) shall not, and shall not permit its Subsidiary to, (i) except pursuant to the exercise of options, warrants, conversion rights and other contractual rights existing on the date hereof and listed on
         Schedule 3.3, issue any shares of its capital stock, effect any stock split or otherwise change its capitalization as it exists on the date hereof, (ii) grant, confer or award any option, warrant, conversion right or other right to acquire any shares of its capital stock not existing on the date hereof and listed on Schedule 3.3, (iii) accelerate the vesting or exercisability of any option, warrant, conversion right or other right to acquire any shares of its capital stock, (iv) increase, or permit any of its Subsidiary to increase, any compensation or enter into or amend any employment agreement with any of its present or future officers, directors or employees except for the payment of cash bonuses to officers, directors or employees pursuant to and consistent with existing plans or programs described on Schedules 3.18 and 3.19, (v) adopt any new employee benefit plan (including any stock option, stock benefit or stock purchase plan) or amend any existing employee benefit plan in any respect or (vi) sell, lease or otherwise dispose of any of its assets which are material, individually or in the aggregate, except in the Ordinary Course of Business;

                 (f) shall not, and shall not permit its Subsidiary to, (i) incur or obligate itself to incur any capital expenditure in excess of $50,000, incur any long-term indebtedness in addition to that outstanding on the date hereof or any other indebtedness or liability other than in the Ordinary Course of Business; (ii) make any loans, advances or capital contributions to, or investments in, any other person, other than travel or other advances to employees consistent with past practice; or (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently, or otherwise) for the obligations of any other Person, except to endorse checks for collection or deposit in the Ordinary Course of Business; provided, however, that the Company is permitted to incur such indebtedness as is necessary to satisfy the Company's Subchapter S tax liability for the year ended December 31, 1996 and the Stub Period Subchapter S Tax Liability (as defined herein);

                 (g) declare or pay any dividend or distribution on any shares of its capital stock, other than with respect to and to the extent of the Company Shareholders' aggregate Subchapter S tax liability for the year ended December 31, 1996 and the Stub Period Subchapter S Tax Liability; or

                 (h) agree, or permit its Subsidiary to agree, in writing or otherwise to take any of the foregoing actions or any action that would make any representation or warranty in this Agreement untrue or incorrect as of the date hereof or as of the Effective Time, as if made as of such time.

                 5.7 Litigation. Until the Closing, the Company will promptly notify Acquisition of any lawsuits, claims, proceedings or investigations which are threatened or commenced against or by the Company and its Subsidiary or their affiliates, or against any employee, consultant or director of the Company or its Subsidiary.

                 5.8 Continued Effectiveness of Representations and Warranties. From the date hereof up to and including the Closing Date, (i) the Company and its Subsidiary will conduct the Business in a manner such that the representations and warranties contained herein shall continue to be true and correct on and as of the Closing Date as if made on and as of the Closing Date, except for changes and events arising as a consequence of the Merger, or actions in the Ordinary Course of Business after the date hereof which would not have an adverse effect on the properties, assets, operations or condition (financial or otherwise) or prospects of the Business; and (ii) the Company will advise Acquisition promptly in writing of any condition or circumstance occurring from the date hereof up to and including the Closing Date which could cause any representations or warranties of the Company to become untrue.

                 5.9 No Negotiations. Until the Closing, or the earlier termination of this Agreement in accordance with its terms, the Company and each officer, director, employee, consultant, advisor, agent or investment banker of the Company and its Subsidiary shall not, directly or indirectly, initiate, solicit or continue discussions with, engage in negotiations with, or provide any information to any corporation, partnership, person or other entity or group involving the possible sale, directly or indirectly, transfer or joint venture of any part of the Business or the stock or assets of the Company or its Subsidiary to any person or entity other than Acquisition; provided, however, if and to the extent that the Board of Directors of the Company determines in its good faith judgment, based upon the written advice of outside counsel, that its fiduciary duties under applicable Delaware law require such action, upon written notice to PHMX, the Company and each officer, director, employee, consultant, advisor, agent or investment banker of the Company and its Subsidiary may, in response to unsolicited requests, provide information concerning the Company or the Business, participate in discussions and negotiate with any other corporation, partnership, person or other entity or group concerning an Alternative Transaction.

                 5.10 Monthly Statements; Daily Census. Until the Closing, the Company will deliver to PHMX (i) monthly financial statements for the Company and each Center within thirty (30) days after the end of each month and (ii) weekly patient census reports for each Center for the preceding business week.

                 5.11 Covenant Not To Compete. For a period of five (5) years following the Closing Date, each of the Founders covenants and agrees that neither of them nor any affiliate, directly or indirectly, (i) shall engage or become interested in, as owner, employee, partner, through stock ownership (except for ownership of less than one (1) percent interest of any class of securities which are listed for trading on a national securities exchange), investment of capital, lending of money or property, rendering of services or otherwise, either alone or in association with others, in the operation, management or supervision of any type of business or enterprise which is engaged conduct substantially similar to the Business within one hundred (100) miles of any Center or any future facility or location at which PHMX or the Surviving Corporation conduct the Business or (ii) solicit any employee of the Business employed (other than an executive officer of the Company) to leave the Company's employ or negotiate for the employment of any such employee. Notwithstanding the foregoing, nothing contained in this Section 5.11 shall prohibit either of the Founders from (i) engaging in academic research and writing, whether or not he receives compensation therefor, involving reviewing, analyzing and interpreting the results of clinical tests performed by others solely for publication in scholarly journals; provided, however, that under no circumstances may either Founder be actively or passively involved in the conduct of any Clinical Trials in competition with PHMX or any of its subsidiaries, including, without limitation, the Surviving Corporation, (ii) undertaking the clinical testing of a medical or therapeutic device developed or conceived by the Founders.

                 5.12 Non-Disturbance Agreements. The Company shall use its best efforts to obtain and deliver to Acquisition at the Closing non-disturbance agreements executed and delivered by each mortgagee of each Leased Premises listed on Schedule 3.11, in form and substance satisfactory to Acquisition.

                 5.13 Further Assurances. The Company will use its best efforts to have all present officers and directors of the Company and its Subsidiary execute whatever minutes of meetings or other instruments and take whatever action as may be necessary or desirable to effect, perfect or confirm of record of otherwise, in the Surviving Corporation, full right, title and interest in and to the Business, properties and assets now conducted or owned by the Company, free and clear of all restrictions, liens, encumbrances, rights, title and interests in others, or to collect, realize upon, gain possession of, or otherwise acquire full right, title and interest in and to such business, properties and assets, or to carry out the intent and purposes of the transactions contemplated hereby.

                 5.14 Certain Agreements. Neither the Company nor its Subsidiary will agree to do or cause to be done any of the acts which the Company has covenanted not to do under this Article V.

                 5.15 Pension, Profit Sharing and other Retirement Plans. The Company shall have commenced the termination or suspension of its Plans.

                                   ARTICLE VI
                        COVENANTS OF ACQUISITION AND PHMX

                 6.1 Best Efforts Cooperation. Acquisition and PHMX covenant and agree that they shall use their best efforts in good faith to perform and fulfill all conditions and obligations to be fulfilled or performed by them hereunder to the end that the transactions contemplated hereby will be fully and timely consummated.

                 6.2 Registration of PHMX Common Stock. In accordance with and subject to the terms of the Registration Agreement and the Shareholder Agreement (as defined herein), PHMX covenants and agrees to file with the SEC within two
(2) business days following the Closing Date a Registration Statement on Form S-3 concerning the resale of the Merger Consideration and to use its best efforts to diligently pursue the registration of the resale of the Merger Consideration with the SEC under the Securities Act.

                 6.3 Special Report on Form 8-K. Upon consummation of the Merger, promptly following the first calendar month of combined operations of the Company and PHMX (the "Combined Operations"), but in no event more than forty-five (45) days after such calendar month, PHMX shall file a Special Report on Form 8-K (the "Special Report") with the SEC reporting the results of the Combined Operations; provided, however, that if pursuant to this Section 6.3, PHMX would be obligated to file a Special Report less than two (2) weeks prior to its filing with the SEC of a Quarterly Report on Form 10-Q, then PHMX may, at its option, file the results of the Combined Operations on such Quarterly Report on Form 10-Q in lieu of the Special Report, and shall thereby be deemed to have satisfied its obligations pursuant to this Section 6.3.

                                   ARTICLE VII
                                MUTUAL COVENANTS

                 7.1 General Covenants. Following the execution of this Agreement, Acquisition, PHMX and the Company agree:

                 (a) If any event should occur, either within or without the knowledge or control of any party, which would prevent fulfillment of the conditions to the obligations of any party hereto to consummate the transactions contemplated by this Agreement, to use its or their reasonable efforts to cure the same as expeditiously as possible;

                 (b) To cooperate fully with each other in preparing, filing, prosecuting, and taking any other actions which are or may be reasonable and necessary to obtain the consent of any governmental instrumentality or any third party to accomplish the transactions contemplated by this Agreement;

                 (c) To deliver such other instruments of title, certificates, consents, endorsements, assignments, assumptions and other documents or instruments, in form reasonably acceptable to the party requesting the same and its counsel, as may be reasonably necessary to carry out and/or to comply with the terms of this Agreement and the transactions contemplated herein;

                 (d) To confer on a regular basis with the other, report on material operational matters and promptly advise the other orally and in writing of any change or event resulting in, or which, insofar as can reasonably be foreseen could result in, a Material Adverse Change on such party or which would cause or constitute a material breach of any of the representations, warranties or covenants of such party contained herein;

                 (e) To file all reports required to be filed by each of them or their affiliates with the Commission between the date hereof and the Closing Date and to deliver to the other (or its counsel) copies of all such reports promptly after the same are filed; and

                 (f) To promptly provide the other (or its counsel) with copies of all other filings made by such party with any state or federal governmental entity in connection with this Agreement or the transactions contemplated hereby.

                 7.2 Proxy Statement. Following the execution of this Agreement and if PHMX is required by Nasdaq to seek shareholder approval of the Merger, Acquisition, PHMX, the Company, the Founders and Mr. Heffernan agree:

                 (a) PHMX shall use its best efforts in good faith to prepare and file with the SEC, within thirty (30) days after the date hereof, the Proxy Statement;

                 (b) PHMX, Acquisition and the Company shall take any action required to be taken under the Delaware Law and the laws, rules and regulations of the SEC in connection with the consummation of the transactions contemplated by this Agreement;

                 (c) The Company, each of the Founders and Mr. Heffernan shall cooperate in the preparation and filing of the Proxy Statement and all information furnished for use therein by either party shall be reasonably satisfactory to the other; provided, however, that neither party shall have any liability to the other or to any third party for any information contained therein which is furnished in writing by the other party for inclusion in the Proxy Statement;

                 (d) Prior to the approval of the Merger by PHMX's shareholders, the Company shall correct any material information provided by it to be used in the Proxy Statement that shall have become false or misleading in any material respect and PHMX shall take all steps necessary to file with the SEC and have cleared by the SEC any amendment or supplement to the Proxy Statement and to cause the same as so corrected to be disseminated to the shareholders of PHMX, to the extent required by applicable law; provided, however, that prior to the dissemination thereof, (i) PHMX and the Company shall consult with each other with respect to such amendment or supplement and (ii) PHMX shall afford the Company with a reasonable opportunity to comment on disclosure relating to the Company or its affiliates and shall ensure that such disclosure is reasonably satisfactory to the Company; and

                 (e) PHMX and the Company shall promptly furnish to each other all information, and take such other actions as may reasonably be requested in connection with any action by either of them in furtherance of the provisions of this Section 7.2.

                 7.3 Shareholder Approval. If PHMX is required by Nasdaq to seek shareholder approval of this Agreement and the Merger, PHMX shall promptly submit this Agreement and the transactions contemplated herein for the approval of its shareholders at a meeting of shareholders. Subject to the fiduciary duties of the Board of Directors of PHMX under applicable law, the Board of Directors of PHMX has agreed to recommend to its shareholders approval of the Merger.

                 7.4 Public Announcements. PHMX, Acquisition and the Company will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law (including any fiduciary duty of disclosure), court process or the rules and regulations of The National Market. The parties agree that the initial press release or releases to be issued with respect to the transactions contemplated by this Agreement shall be mutually agreed upon prior to the issuance thereof.

                 7.5 Confidentiality. As used herein, "Confidential Information" means any information or data that a party has acquired from another party that is confidential or not otherwise available to the public, whether oral or written, including without limitation any analyses, computations, studies or other documents prepared from such information or data by or for the directors, officers, employees, agents or representatives of such party (collectively, the "Representatives"), but excluding information or data which (i) the party can demonstrate it lawfully obtained or developed prior to January 1, 1997, (ii) became available to the public other than as a result of such party's violation of this Agreement, (iii) became available to such party from a source other than the other party if that source was not bound by a confidentiality agreement with such other party and such source lawfully obtained such information or data, or
(iv) is required to be disclosed by applicable law, provided that promptly after being compelled to disclose any such information or data, the party being so compelled shall provide prompt notice thereof to the other party so that such other party may seek a protective order or other appropriate remedy. Each party covenants and agrees that it and its Representatives shall keep confidential and shall not disclose any Confidential Information, except to its Representatives and lenders who need to know such information and agree to keep it confidential. Each party shall be responsible for any breach of this provision by its Representatives. In the event that the Closing does not occur, each party will promptly return to the other all copies of such other party's Confidential Information.

                 7.7 Additional Covenants of the Founders, Mr. Heffernan and the Trustee.

                 (a) Between the date hereof and the Closing Date, none of Dr. Brown, Dr. Rothman, Mr. Heffernan or the Trustee shall sell or dispose or agree to sell or dispose in any manner of any shares of Company Common Stock owned directly or indirectly by such Founder as of the date hereof.

                 (b) Each of Dr. Brown, Dr. Rothman, Mr. Heffernan and the Trustee hereby agrees to vote such Founder's respective shares of Company Common Stock in favor of the Merger, at a meeting of the Company Shareholders to approve the Merger or by written consent in accordance with Delaware Law, and prior or subsequent thereto shall take such other and further action as may be necessary or desirable to effectuate the Merger and the other transactions contemplated by the Agreement.

                                  ARTICLE VIII
                CONDITIONS TO PHMX' AND ACQUISITION'S OBLIGATIONS

                 The obligation of Acquisition and PHMX to consummate the transactions contemplated hereby is subject to the satisfaction, on or before the Closing Date, of the following conditions each of which may be waived by Acquisition in its sole discretion.

                 8.1 Representations and Warranties True. All of the representations and warranties of the Company, Heffernan, the Founders and the Trustee contained in this Agreement or in any Schedules or other documents attached hereto or referred to herein or delivered pursuant hereto or in connection with the transactions contemplated hereby qualified by materiality shall be true, correct and complete and those not so qualified shall be true, correct and complete in all material respects on and as of the date hereof and on and as of the Closing Date, as if made on and as of the Closing Date. On the Closing Date, the Chairman of the Board or President of the Company shall have executed and delivered to Acquisition a certificate, in form and substance satisfactory to Acquisition and its counsel, to such effect.

                 8.2 Performance. The Company, Heffernan, the Founders and the Trustee shall have performed and complied with all covenants and agreements contained herein required to be performed or complied with by them prior to or at the Closing Date. The Chairman of the Board or President of the Company shall have executed and delivered to Acquisition a certificate, in form and substance satisfactory to Acquisition and its counsel, to such effect and to the further effect that all of the conditions set forth in this Article VIII have been satisfied.

                 8.3 Consents. The Company, Heffernan, the Founders and the Trustee shall have obtained all requisite approvals and consents of, and made all requisite filings with, all Governmental Authorities and third parties which are necessary to be obtained or made to (i) permit the valid execution, delivery and performance by the Company of this Agreement, including, without limitation, the Merger, and (ii) prevent any Permit or agreement relating to the Business from terminating prior to its scheduled termination as a result of the consummation of the transactions contemplated hereby. In addition, Acquisition and PHMX shall have received or obtained all Permits from any Governmental Authority or any third party necessary as a result of the Merger, and any appeal period with respect to the same shall have expired without an objection thereto having been filed.

                 8.4 No Material Adverse Change. No Material Adverse Change with respect to the Company or its Subsidiary shall have occurred or be threatened.

                 8.5 No Actions, Suits or Proceedings. As of the Closing Date, no action, suit, investigation or proceeding brought by any Governmental Authority shall be pending or, to the knowledge of the parties to this Agreement, threatened, before any Governmental Authority (i) to restrain, prohibit, restrict or delay, or to obtain damages or a discovery order in respect of this Agreement or the consummation of the of the Merger, (ii) which has resulted or may result in a Material Adverse Change with respect to the Company or its Subsidiary or (iii) which has or may adversely affect the operation of the Business or has or may result in the imposition of liability on the Company or its Subsidiary. No order, decree or judgment of any Governmental Authority shall have been issued and remain in effect at the Closing restraining, prohibiting, restricting or delaying, the consummation of the transactions contemplated by this Agreement. No insolvency proceeding of any character including, without limitation, bankruptcy, receivership, reorganization, dissolution or arrangement with creditors, voluntary or involuntary, affecting the Company or its Subsidiary shall be pending, and neither the Company nor its Subsidiary shall have taken any action in contemplation of, or which would constitute the basis for, the institution of any such proceedings.

                 8.6 Opinion of Counsel. PHMX shall have received the opinion of counsel to the Company by a law firm satisfactory to PHMX in the form set forth as Exhibit 8.6 hereto.

                 8.7 Accountants. Acquisition shall have received from the Company's independent public accountants, a certificate or letter, dated the Closing Date, or, in the case of Sansiveri, Kimball & McNamee, L.L.P., dated subsequent to the date hereof, but no later than the Closing Date, to the effect that, such accountants will consent to the inclusion or incorporation of its report on the audited financial statements of the Company for the years ended December 31, 1994, 1995 and 1996 in any SEC Filing, subject to such accountants normal due diligence procedures for such a consent.

                 8.8 SEC Determination of Pooling of Interests. Acquisition shall have received the prior written approval of the SEC to the effect that the Merger will qualify for "pooling of interests" accounting treatment in accordance with the applicable accounting requirements, rules and regulations of the SEC (the "Pooling Approval").

                 8.9 Approval of Acquisition and Its Counsel. All actions, proceedings, consents, instruments and documents required to be delivered by, or at the behest or direction of, the Company hereunder or incident to its performance hereunder, and all other related matters, shall be reasonably satisfactory as to form and substance to Acquisition and its counsel.

                 8.10 Closing Documents. The Company shall have delivered all of the resolutions, certificates, documents and instruments required by this Agreement, including without limitation:

                 (a) Resolutions of the Boards of Directors and shareholders of the Company, certified by the Secretary of the Company, and other evidence satisfactory to Acquisition that the requisite consent of the Board of Directors and the Company Shareholders has been obtained;

                 (b) Certificates of Good Standing with respect to the Company and its Subsidiary issued by the Secretary of State of its state of incorporation and of any state where it is qualified to do business as a foreign corporation;

                 (c) Copies of the charter documents and By-laws of the Company and its Subsidiary certified by the Secretary of State of its state of incorporation and by its secretary;

                 (d) Resignations of all officers and directors of the Company and its Subsidiary effective as of the Effective Time; and

                 (e) Estoppel Certificates from the lessors under each of the Leases in form and substance satisfactory to Acquisition.

                 8.11 Fairness Opinion. PHMX shall have received the written opinion of Wessels, Arnold & Henderson, L.L.C. addressed to the Board of Directors of PHMX prior to the Closing to the effect that, as of the date of such opinion, the Merger Consideration is fair from a financial point of view to PHMX, and as of the Closing Date, such opinion shall not have been withdrawn.

                 8.12 Corporate Approvals. This Agreement and the Merger contemplated hereby shall have been approved by the Board of Directors of PHMX by no later than July 24, 1997 and, if required by The Nasdaq National Market, by a vote of the stockholders of PHMX.

                 8.13 Dissenting Shareholders. Holders of shares of Company Common Stock representing nine percent (9.0%) or more of the outstanding shares of Company Common Stock shall not have demanded appraisal for their shares in accordance with Delaware Law.

                 8.14 Minimum Net Worth. On the Closing Date, the Company and its Subsidiary shall have a combined net worth of not less than $4,888,370 plus income earned from the period beginning January 1, 1997 through the Closing Date (the "Stub Period"), less (i) the Company Shareholders' aggregate Subchapter S tax liability, (which Subchapter S tax liability shall not exceed $1,800,000 for the year ended December 31, 1996), (ii) the actual tax liability incurred by the Founders, Heffernan and the beneficiaries of the Trusts for the Stub Period (the "Stub Period Subchapter S Tax Liability") and (iii) the Deductible Expenses; provided, however, that if the Deductible Expenses exceed $8,955,362, the Aggregate Share Pool shall be reduced by a number equal to the amount by which the Deductible Expenses exceed $8,955,362 divided by the ACPPS; provided, however, that if the Deductible Expenses are less than $8,955,362, the Aggregate Share Pool shall be increased by a number equal to the amount by which the Deductible Expenses are less than $8,955,362 divided by the ACPPS.

                 8.15 Mendels Release. PHMX, Acquisition and the Company shall have received a full and complete release from Dr. Joseph Mendels ("Mendels") and CNS Consultants, Ltd., a Pennsylvania corporation ("CNS"), for any claim from the beginning of time through the Merger and the Closing thereof arising from any agreement, either orally or in writing, between or among any party to this Agreement and Mendels and CNS.


                                   ARTICLE IX
                     CONDITIONS TO THE COMPANY'S OBLIGATIONS

                 The obligation of the Company to consummate the transactions contemplated hereby is subject to the satisfaction, on or before the Closing Date, of the following conditions, each of which may be waived by the Company in its sole discretion:

                 9.1 Representations and Warranties to be True and Correct. The representations and warranties contained in Article IV shall be true, complete and correct, on and as of the Closing Date, as if made on and as of such date, and Acquisition shall have delivered to the Company a certificate, in form and substance satisfactory to the Company and its counsel, to such effect.

                 9.2 No Actions, Suits or Proceedings. As of the Closing Date, no action, suit, investigation or proceeding brought by any governmental agency or instrumentality shall be pending or, to the knowledge of the parties to this Agreement, threatened, before any court or governmental body to restrain, prohibit, restrict or delay, or to obtain damages or a discovery order in respect of this Agreement or the consummation of the transactions contemplated hereby. No order, decree or judgment of any court or governmental body shall have been issued and remain in effect at the Closing restraining, prohibiting, restricting or delaying, the consummation of the transactions contemplated by this Agreement. No insolvency proceeding of any character including without limitation, bankruptcy, receivership, reorganization, dissolution or arrangement with creditors, voluntary or involuntary, affecting Acquisition shall be pending, and Acquisition shall not have taken any action in contemplation of, or which would constitute the basis for, the institution of any such proceedings.

                 9.3 Opinion of Acquisition's Counsel. The Company shall have received from Nutter, McClennen & Fish, LLP, an opinion dated as of the Closing Date substantially in the form of Exhibit 9.3 hereto.

                 9.4 Performance. Acquisition shall have performed and complied with all agreements contained herein required to be performed or complied with by it prior to or at the Closing Date, and Acquisition shall have delivered a certificate to the Company, in form and substance reasonably satisfactory to the Company and its counsel to such effect.

                 9.5 Closing Documents. Acquisition shall have delivered all of the resolutions, certificates, documents and instruments required to be delivered by it by this Agreement, including the Registration Agreement.

                 9.6 Approval of the Company and their Counsel. All actions, proceedings, consents, instruments and documents required to be delivered by, or at the behest or direction of, Acquisition hereunder or incident to its performance hereunder, and all other related matters, shall be reasonably satisfactory as to form and substance to the Company and its counsel.

                 9.7 No Material Adverse Change. No Material Adverse Change with respect to PHMX shall have occurred or be threatened.

                 9.8 Employees of the Company. In connection with the employment by PHMX of certain employees of the Company following the Closing, the Compensation Committee of PHMX shall have approved, contingent upon the Closing, the grant of incentive stock options to the individuals, in the amounts and subject to the terms set forth on Exhibit 9.8 and all such options shall be granted by the Company at the Effective Time.


                                    ARTICLE X
                                MUTUAL CONDITIONS

                 The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

                 10.1 No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the Merger or any of the transactions contemplated by this Agreement.

                 10.2 Pooling of Interests. Acquisition and the Company shall have received a letter from Coopers & Lybrand, L.L.P. & Deloitte & Touche LLP, respectively, dated not earlier than five (5) days prior to the Closing Date, to the effect that the Merger will qualify for "pooling of interests" accounting treatment in accordance with GAAP and the applicable requirements of the SEC.

                 10.3 Shareholder Agreement. Each of the Company Shareholders shall enter into an agreement in the form attached hereto as Exhibit 10.3 (the "Shareholder Agreement"), prior to the delivery of the Merger Consideration, providing, among other things, that such

Company Shareholder shall not sell any shares of PHMX Common Stock acquired pursuant to this Agreement until the results of the first thirty (30) days combined operations of PHMX and the Company have been filed with the SEC following the Closing and that such Company Shareholder is an "accredited investor" as such term is defined in Rule 501(a) of the Securities Act.

                 10.4 Registration of Merger Consideration Post-Closing. If, as of the Closing Date, the issuance of the shares of PHMX Common Stock pursuant to this Agreement are not registered under the Securities Act, PHMX and each Company Shareholder shall enter into a registration agreement, in the form attached hereto as Exhibit 10.4 (the "Registration Agreement"), granting to each Company Shareholder demand and piggyback registration rights with respect to the Merger Consideration on a registration statement on Form S-3 under the Securities Act.

                 10.5 No Material Adverse Economic Event. There shall not have occurred (i) any general suspension of trading in, or limitation on prices for, or other extraordinary event affecting securities on the New York Stock Exchange or The Nasdaq National Market, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any material limitation (whether or not mandatory) by any Governmental Authority on, or any other event which might affect the extension of credit by, lending institutions, or (iv) in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof.


                                   ARTICLE XI
                                    SURVIVAL

                 Notwithstanding any investigation made by any party to this Agreement, all covenants, agreements, representations and warranties (a) in
Article III made by any of the Company, its Subsidiary, each Founder, the Trustee and Mr. Heffernan and (b) in Article IV made by any of PHMX and Acquisition, shall survive the Closing or the termination of this Agreement until thirty (30) days following the completion of the audit of the Company's 1997 fiscal year by the independent public accountants of PHMX (the "1997 Audit"). No representation, warranty and agreement of the parties set forth in this Agreement or any of the rights and remedies of the other party for any one or more breach thereof shall survive subsequent to thirty (30) days following the completion of the 1997 Audit.

                                   ARTICLE XII
                                 INDEMNIFICATION

                 12.1 Indemnification by the Company, the Founders, the Trustee and Mr. Heffernan.

                 (a) Subject to the limits set forth in this Article XII and solely with respect to matters asserted (even though not resolved) within the period specified in Article XI, each of the Founders, the Trustee and Mr. Heffernan, and, if the Merger is not consummated by the Termination Date, the Company and its Subsidiary, jointly agree to indemnify, defend and hold PHMX and Acquisition (each a "Indemnified PHMX Party") harmless from and in respect of any and all Adverse Consequences that such Indemnified PHMX Party may suffer through and after the date of the claim for indemnification arising out of or due to any of the below-listed items up to an amount equal to the number of shares of PHMX Common Stock issued to the Company Shareholders pursuant to this Agreement multiplied by the Average Closing Price Per Share; provided, however, that there shall be no limit as to the amount for which indemnification may be sought with respect to any Taxes unpaid by the Company or any act of fraud by the Company, the Founders, the Trustee or Mr. Heffernan. Liability among each of the Founders, the Trustee and Mr. Heffernan, pursuant to this Article XII, shall be pro rata based upon the number of shares of PHMX Common Stock received or to be received pursuant to this Agreement. The items for which PHMX and Acquisition shall be entitled to indemnification under Section 12.1(a) are:

                 (i) the inaccuracy of any representation contained herein or the breach of any warranty contained herein in each case made as of the date of this Agreement by the Company, any of its Subsidiary, or any of the Founders, including any inaccuracy in the Schedules delivered by the Company and the Founders pursuant to Article III hereof (the "CSL Disclosure Schedule") or omission of a fact from the CSL Disclosure Schedule that would be necessary to make the CSL Disclosure Schedule not misleading;

                 (ii) the inaccuracy of any representation contained herein or the breach of any warranty contained herein in each case made as of the Closing Date by the Company or its Subsidiary, including any inaccuracy in the CSL Disclosure Schedule or omission of a fact from the CSL Disclosure Schedule that would be necessary to make the CSL Disclosure Schedule not misleading, if the facts underlying such inaccuracy or breach (had they been disclosed) would been sufficient, individually or in the aggregate with the facts underlying all other such breaches, inaccuracies or omissions, to cause a failure of a closing condition set forth in any of subsections 8.1 or 8.2; and

                 (iii) the breach of any covenant, undertaking or agreement of the Company or its Subsidiary contained in this Agreement, which breach has not been cured within fifteen (15) days after the Company's receipt of written notice thereof from the

         Indemnified PHMX Party (or, if such breach is not reasonably capable of cure within fifteen (15) days, within a reasonable time under the circumstances (not to exceed forty-five (45) days, provided that the Company is making diligent efforts to effect such cure);

provided, however, that the Company, the Subsidiary, the Founders, the Trustee and Mr. Heffernan shall have no obligation to indemnify an Indemnified PHMX Party from, against or in respect of any Adverse Consequences until such Indemnified PHMX Party has suffered Adverse Consequences by reason of all breaches and other indemnified matters aggregating in excess of $100,000 (the "Threshold Amount"), but if and at all times after an Indemnified PHMX Party has suffered Adverse Consequences aggregating in excess of the Threshold Amount, the Company, its Subsidiary and the Founders, the Trustee and Mr. Heffernan shall indemnify the Indemnified PHMX Party for the full amount of such Adverse Consequences incurred above and beyond the Threshold Amount.

                 12.2 Indemnification by PHMX.

                 (a) Subject to the limits set forth in this Article XII and solely with respect to matters asserted (even though not resolved) within the period specified in Article XI, PHMX agrees to indemnify, defend and hold the Company, the Founders, the Trustee and Mr. Heffernan (each a "Indemnified CSL Party") harmless from and in respect of any and all actual Adverse Consequences that such Indemnified CSL Party may suffer through and after the date of the claim for indemnification arising out of or due to any of the below-listed items up to an amount equal to the number of shares of PHMX Common Stock issued to the Company Shareholders pursuant to this Agreement multiplied by the Average Closing Price per share. The items for which the Company, the Founders, the Trustee and Mr. Heffernan shall be entitled to indemnification under Section 12.2(a) are:

                 (i) the inaccuracy of any representation contained herein or the breach of any warranty contained herein in each case made as of the date of this Agreement by PHMX or Acquisition, including any inaccuracy in the Schedules delivered by PHMX or Acquisition pursuant to Article IV hereof (the "PHMX Disclosure Schedule") or omission of a fact from the Disclosure Schedule that would be necessary to make the Disclosure Schedule not misleading;

                 (ii) the inaccuracy of any representation contained herein or the breach of any warranty contained herein in each case made as of the Closing Date by PHMX or Acquisition, including any inaccuracy in the PHMX Disclosure Schedule or omission of a fact from the Disclosure Schedule that would be necessary to make the Disclosure Schedule not misleading, if the facts underlying such inaccuracy or breach (had they been disclosed) would been sufficient, individually or in the aggregate with the facts underlying all other such breaches, inaccuracies or omissions, to cause a failure of a closing condition set forth in any of subsections 9.1 or 9.2; and

                 (iii) the breach of any covenant, undertaking or agreement of PHMX or Acquisition contained in this Agreement, which breach has not been cured within fifteen (15) days after PHMX' receipt of written notice thereof from the Indemnified CSL Party (or, if such breach is not reasonably capable of cure within fifteen (15) days, within a reasonable time under the circumstances (not to exceed forty-five (45) days, provided that PHMX is making diligent efforts to effect such cure);

provided, however, that PHMX shall have no obligation to indemnify an Indemnified CSL Party from, against or in respect of any Adverse Consequences until such Indemnified CSL Party has suffered actual Adverse Consequences by reason of all breaches and other indemnified matters aggregating in excess of $100,000 (the "Threshold Amount"), but if and at all times after an Indemnified CSL Party has suffered actual Adverse Consequences aggregating in excess of the Threshold Amount, PHMX shall indemnify the Indemnified CSL Party for the full amount of such actual Adverse Consequences incurred above and beyond the Threshold Amount.

                 12.3 Indemnification Procedures.

                 (a) An Indemnified CSL Party or an Indemnified PHMX Party (each an "Indemnified Party") seeking indemnification pursuant to this Article XII shall give notice to the party from whom such indemnification is sought (the "Indemnifying Party") specifying in reasonable detail the basis for and the indemnification sought and the amount of Adverse Consequences suffered by the Indemnified Party. Not less than twenty (20) business days after receipt of such demand from the Indemnified Party, the Indemnifying Party shall notify the Indemnified Party in writing whether it agrees that indemnification is required pursuant to this Article XII and whether it agrees with the Indemnified Party's calculation of its Adverse Consequences. If following the receipt of such response the parties continue to disagree, each party shall be free to seek any remedy available to it at law or in equity. If the parties contest a claim for indemnification in any adjudicatory proceeding, all Expenses of the prevailing party or parties shall be borne by the other party or parties.

                 (b) An Indemnified Party's knowledge prior to Closing of any inaccuracy or breach of any representation, warranty or covenant made or to be performed by the Company, the Subsidiary, the Founders or Mr. Heffernan shall not limit the Indemnified Party's rights to indemnification under this Agreement if the Merger is consummated.

                 (c) The items or matters set forth on each section of the CSL Disclosure Schedule and the PHMX Disclosure Schedule (collectively, the "Disclosure Schedule"), or excepted by the text of a given representation or warranty, shall qualify or be excepted from only the representations and warranties contained in the Section of this Agreement to which such Disclosure Schedule section specifically applies or in which such exception is written, and such disclosure or exception of said item or matter shall not constitute a disclosure or exception for purposes of any other Section of this Agreement unless specifically referenced in such other Section.

                 12.4 Indemnification Concerning Mendels. Notwithstanding anything to the contrary contained in this Agreement, the Founders, Heffernan and the Trustee jointly and severally, without limit as to amount or duration, agree to indemnify defend and hold harmless PHMX, Acquisition and the Company from and in respect of any and all Adverse Consequences that such Indemnified PHMX Party or the Company may suffer through and after the date of the claim for indemnification arising out of or due to any claim whatsoever by Dr. Joseph Mendels or CNS or the breach by Dr. Mendels or CNS of any agreement executed in connection with the Merger or this Agreement. This Section 12.1(b) shall survive the Closing of the Merger indefinitely and shall not be limited in amount and no threshold level with respect to any Adverse Consequences need be attained before a claim by PHMX or the Company be made for indemnification under this Section 12.1(b).

                                  ARTICLE XIII
                                   TERMINATION

                 13.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Closing:

                 (a) By mutual written consent duly authorized by the Board of Directors of Acquisition and the Company;

                 (b) By Acquisition or the Company if the Average Closing Price Per Share is less than or equal to Twelve Dollars ($12.00);

                 (c) By Acquisition or the Company if

                     (i) any Governmental Authority of competent jurisdiction shall have issued an order, decree or ruling, or taken any other action, permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, provided that no termination shall be permitted under this paragraph unless the party seeking such termination shall have used its reasonable best efforts to oppose such issuance or taking; or

                     (ii) the other party commits any material breach of its
                          representations, warranties or covenants set forth herein and such breach has not been cured within seven
                          (7) days after notice is given to terminate this Agreement as a result of such breach;

                 (d) By Acquisition or the Company, on or after October 15,
         1997 (the "Termination Date"); provided, however, that, notwithstanding the previous waiver by Nasdaq of its shareholder approval requirement, if Nasdaq subsequently requires PHMX to seek the approval of its shareholders of this Agreement and the transactions contemplated hereby, that the Termination Date shall be extended to such date not later than January 31, 1998, provided that (i) PHMX files its Proxy Statement with the SEC twenty-one (21) days following the Termination Date, (ii) PHMX mails to its stockholders the Proxy Statement one (1) week after it receives written approval by the SEC of its Proxy Statement and other Proxy Materials (the "Mailing Date"), and (iii) PHMX holds the meeting of its shareholders to approve the Merger no later than thirty (30) days following the Mailing Date. If PHMX fails to meet the requirements of clause (i), (ii) or (iii) of the immediately preceding sentence, the Company, may, at its option, terminate the Agreement.

                 Upon the occurrence of any of the events specified in this
Section 13.1 (other than paragraph (a) hereof), written notice of such event shall forthwith be given to the other parties to this Agreement, whereupon this Agreement shall terminate and the Merger shall be abandoned.

                 13.2 Effect of Termination. In the event of the termination of this Agreement and abandonment of the Merger pursuant to Section 13.1:

                 (a) This Agreement, except for the provisions of Section 7.6 and Articles XI, XII, XIII and XIV, shall forthwith become void and be of no effect, without any liability on the part of any party or its affiliates, directors, officers or shareholders; provided that nothing in this Section 13.2(a) shall relieve any party to this Agreement of liability for breach of this Agreement; and

                 (b) In the event that the Agreement is terminated as a result of (i) the failure of the shareholders of the Company to approve the Merger, and the Company sells all or a part of the assets or stock of the Business to a third party or merges with a third party within twelve (12) months after such termination, (ii) the refusal of the Company to consummate the Merger for any reason other than the failure of a condition to Closing set forth in Article IX (except a failure resulting from the actions specified in clause (i)) or the action of the Company pursuant to Section 13.1(e), or (iii) the action of the Company pursuant to Section 13.1(e), PHMX at its option may elect (X) to seek specific performance of this Agreement or any other equitable remedies available to it, provided that the Agreement is terminated for the reason set forth in clause
         (ii) above, or (Y) to have the Company pay, and in such event the Company shall pay on demand, to PHMX Three Million Dollars ($3,000,000) as full and complete liquidated damages, it being specifically understood and agreed that in the event of such a termination the damages suffered by PHMX will be difficult to ascertain.

                 (c) In the event that the Agreement is terminated by PHMX or Acquisition for a reason other than a failure of a condition to Closing set forth in Articles VIII or X, and PHMX and/or Acquisition or any affiliate thereof within twelve (12) months acquires a controlling interest in any third party site management or clinical research organization or other company performing functions substantially similar to the Business of the Company, or a hybrid of such types of companies, PHMX shall pay on demand to the Company Three Million Dollars ($3,000,000) as full and complete liquidated damages, it being specifically understood and agreed that in the event of such a termination the damages suffered by the Company will be difficult to ascertain.


                                   ARTICLE XIV
                                  MISCELLANEOUS

                 14.1 Certain Definitions. As used in this Agreement, the following terms shall have the respective meanings set forth below:

         "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses, and including costs of environmental investigations and/or cleanups ordered by federal, state, local, or foreign governments (or any agencies thereof), all as offset by any net tax benefit to the party so affected.

         "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

         "Alternative Transaction" has the meaning provided in Section 5.1.

         "Average Closing Price Per Share" or "ACPPS" has the meaning provided in Section 1.5.

         "Balance Sheet Date" has the meaning provided in Section 3.8.

         "Balance Sheet" has the meaning provided in Section 3.6.

RIDER A
         "Certificate" has the meaning provided in Section 1.6.

         "Claim" means liability, claim, assessment, security interest, lien, restriction, encumbrance, or right, title or interest in others.

         "Clinical Trials" means the administration and testing of certain pharmaceutical and other forms of therapies on human subjects in order to determine the efficacy of such treatments, and any other activities incidental thereto.

         "Closing" has the meaning provided in Section 2.1.

         "Closing Date" means the date on which the Closing occurs.

         "Code" means the Internal Revenue Code of 1986, as amended to date.

         "Company Financial Statements" has the meaning provided in Section 3.6.

         "Company Proprietary Asset" has the meaning provided in Section 3.13.

         "Company Shareholders" has the meaning provided in Section 1.6.

         "Confidential Information" has the meaning provided in Section 7.6.

         "Contracts" has the meaning provided in Section 3.14.

         "Conversion Rate" means the number of shares of PHMX Common Stock composing the Merger Consideration divided by 900,039.51.

         "CNS" had the meaning provided in Section 8.15.

         "Deductible Expenses" shall be equal to (I) any and all fees and expenses of Joseph Anton, Incorporated, James P. Redding & Associates, Deloitte & Touche LLP, Hutchins, Wheeler & Dittmar, P.C., and Sansiveri, Kimball & McNamee, L.L.P., in connection with the preparation and negotiation of, and services performed in connection with, the Letter of Intent dated March 12, 1997 between the Company and PHMX, this Agreement and the Merger, as of the last business day prior to the Closing, plus a good faith estimate of such expenses to be incurred in connection with the Closing, plus (II) the Mendels' Expense plus (III) $250,000.

         "Disclosure Schedule" means the schedules referenced in Articles III and IV of this Agreement and that are attached hereto.

         "Encumbrance" means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including, without limitation, any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

         "ERISA" has the meaning provided in Section 3.19.

         "Environmental Laws" means, collectively, the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act of 1976, the Hazardous Materials Transportation Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Emergency Planning and Community Right-to-Know Act or any other federal, state or local environmental law.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

         "GAAP" means generally accepted accounting principles.

         "Governmental Authority" means any federal, state or municipal court and any other governmental or public department, commission, board, bureau, agency, authority or instrumentality, domestic or foreign.

         "Hazardous Substance" means any chemical, pollutant, contaminant, waste (including, without limitation, toxic, hazardous, infectious, sanitary, solid, radioactive and petroleum waste collectively, "Waste"), toxic substance, hazardous substance, extremely hazardous substance, hazardous material, radioactive material, oil and petroleum product, as such terms, or any similar terms, are or shall be used under any applicable laws relating to pollution or protection of the environment, natural resources or human health.

         "IRS" means the Internal Revenue Service.

         "Knowledge" means the actual knowledge of one or more of Dr. Michael Rothman, Dr. Walter Brown, Michael Heffernan, Donald Palazini or any person not named above who constitutes an "Executive Officer" of the Company for purposes of the Securities Act.

         "Law" means all federal, state, local and foreign laws, regulations, rules, ordinances, permits (including, without limitation, authorizations, approvals, registrations and licenses), administrative and other orders, judicial decisions or the like.

         "Leased Premises" has the meaning provided in Section 3.11.

         "Leases" has the meaning provided in Section 3.11.

         "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

         "Material Adverse Change" has the meaning provided in Section 3.9.

         "Mendels" has the meaning provided in Section 8.15.

         "Mendels' Expense" means the amount, valued using the ACPPS, of any settlement agreement between the parties to this Agreement, Mendels and CNS.

         "Nasdaq" means The Nasdaq National Market.

         "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

         "Permits" has the meaning provided in Section 3.12.

         "Person" means an individual, a partnership, a corporation, a firm, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof), or any other legally recognized entity.

         "Plan" has the meaning provided in Section 3.19.

         "Pooling Approval" has the meaning provided in Section 8.8.

         "Proprietary Asset" means any (a) patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, mask work, mask work application, trade secret, know-how, confidential information, customer list, franchise, system, computer software, computer program, invention, design, blueprint, engineering drawing, proprietary product, technology, proprietary right or other intellectual property right or intangible asset; or (b) license or right to use or exploit any of the foregoing.

         "Proxy Statement" has the meaning provided in Section 4.5.

         "Registration Agreement" has the meaning provided in Section 10.5

         "SEC" means the Securities and Exchange Commission.

         "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

         "Shareholder Agreement" has the meaning provided in Section 10.4.

         "Stub Period Subchapter S Tax Liability" has the meaning provided in
Section 8.16.

         "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Sec. 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

         "Trusts" means The Alexander Rothman 1993 Qualified Sub-Chapter S Trust and The Julie Rothman 1993 Qualified Sub-Chapter S Trust.

         14.2 Notices. All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving party's address set forth below or to such other address as a party may designate by notice hereunder, and shall be either (i) delivered by hand, (ii) made by telex, telecopy or facsimile transmission with a confirmatory copy by regular mail,
(iii) sent by recognized overnight courier or (iv) sent by registered or certified mail, return receipt requested, postage prepaid.

         If to Acquisition or PHMX:

         PhyMatrix Corp.
         777 South Flagler Drive, Suite 1000E
         West Palm Beach, FL  33401
         Attn:  Alberto Hernandez, Esq.
         Facsimile telephone number:  (561) 833-7175

         with a copy to:

         Michael J. Bohnen, Esq.
         Nutter, McClennen & Fish, LLP
         One International Place
         Boston, MA 02110-2699
         Facsimile telephone number: (617) 973-9748

         If to the Company or Mr. Heffernan:

         Clinical Studies, Ltd.
         2 Charles Street
         Providence, RI  02904
         Attn:  Michael T. Heffernan
         Facsimile telephone number: (401) 831-6758

         With a copy to:

         Frederick H. Grein, Jr., Esq.
         Andrew J. Hayden, Esq.
         Hutchins, Wheeler & Dittmar, PC
         101 Federal Street
         Boston, MA 02110
         Facsimile telephone number: (617) 951-1295

         James P. Redding, Esq.
         Redding & Associates
         170 Westminster Street
         Providence, RI  02903
         Facsimile telephone number: (401) 751-0031

         If to Dr. Brown:

         101 Driftwood Drive
         Tiverton, RI  02878

         If to Dr. Rothman or the Trustee:

         37 Grayson Lane
         Newton Lower Falls, MA  02162
         Facsimile telephone number: (617) 332-5914

All notices, requests, consents and other communications hereunder shall be deemed to have been properly given (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above,
(ii) if made by telex, telecopy or facsimile transmission, at the time that receipt thereof has been acknowledged by electronic confirmation or otherwise,
(iii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service or (iv) if sent by registered or certified mail, on the fifth business day following the day such mailing is made.

                 14.3 Entire Agreement. This Agreement together with the Exhibits and Schedules hereto and the other documents executed and to be executed in connection herewith

(together, the "Documents") embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in the Documents shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

                 14.4 Modifications and Amendments. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by all parties hereto.

                 14.5 Waivers and Consents. No failure or delay by a party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of the party. No single or partial exercise of any right, power or remedy under this Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

                 14.6 Assignment. Neither this Agreement, nor any right hereunder, may be assigned by any of the parties hereto without the prior written consent of the other parties; provided, however, Acquisition may assign this Agreement to any of its affiliates which it controls, is controlled by or is under common control with.

                 14.7 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their permitted assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Nothing in this Agreement shall be construed to create any rights or obligations except among the parties hereto, and no person or entity shall be regarded as a third-party beneficiary of this Agreement.

                 14.8 Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the internal laws of the State of Delaware, without giving effect to the conflict of law principles thereof.

                 14.9 Jurisdiction and Service of Process. Any legal action or proceeding with respect to this Agreement may be brought in the courts of the Commonwealth of Massachusetts or the State of Delaware, or of the United States of America for the District of Massachusetts or the District of Delaware. By execution and delivery of this Agreement, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. The parties hereby irrevocably waive any objection or defense that they may now or hereafter have to the assertion of personal jurisdiction by any such court in any such action or to the laying of the venue of any such action in any such court, and hereby waive, to the extent not prohibited by law, and agree not to assert, by way of motion, as a defense, or otherwise, in any such proceeding, any claim that it is not subject to the jurisdiction of the above-named courts for such proceedings. Each of the parties hereto irrevocably consents to the service of process of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered mail, postage prepaid, to the party at its address set forth in Section 13.2 hereof and irrevocably waives any objection or defense that it may now or hereafter have to the sufficiency of any such service of process in any such action. Nothing in this Section 13.9 shall affect the rights of the parties to commence any such action in any other forum or to serve process in any such action in any other manner permitted by law.

                 14.10 Severability. In the event that any court of competent jurisdiction shall finally determine that any provision, or any portion thereof, contained in this Agreement shall be void or unenforceable in any respect, then such provision shall be deemed limited to the extent that such court determines it enforceable, and as so limited shall remain in full force and effect. In the event that such court shall determine any such provision, or portion thereof wholly unenforceable, the remaining provisions of this Agreement shall nevertheless remain in full force and effect.

                 14.11 Interpretation. The parties hereto acknowledge and agree that: (i) each party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; and (iii) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement.

                 14.12 Headings and Captions. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify, or affect, or be considered in construing or interpreting the meaning or construction of any of the terms or provisions hereof.

                 14.13 Choice of Remedies and Enforcement. The parties shall be entitled to pursue any and all remedies available to them, in law or in equity, in the event of a breach of this Agreement. Each of the parties hereto acknowledges and agrees that the rights acquired by each party hereunder are unique and that irreparable damage would occur in the event that any of the provisions of this Agreement to be performed by the other party were not performed in accordance with their specific terms or were otherwise breached. Accordingly, in addition to any other remedy to which the parties hereto are entitled at law or in equity, each party hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the other party and to enforce specifically the terms and provisions hereof in any federal or state court to which the parties have agreed hereunder to submit to jurisdiction.

                 14.14 Expenses. Except as provided elsewhere herein, each of the parties hereto shall pay its own fees and expenses (including the fees of any attorneys, accountants, appraisers or others engaged by such party) in connection with this Agreement and the transactions contemplated hereby whether or not the transactions contemplated hereby are consummated.

                 14.15 Counterparts. This Agreement may be executed in one or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  [Remainder of page intentionally left blank]

         IN WITNESS WHEREOF, Acquisition, PHMX and the Company have executed this Agreement as of the day and year first above written.

Attest:                                   CLINICAL STUDIES LTD.


   /s/ Walter Brown                       By: /s/ Michael T. Heffernan
---------------------------------             ---------------------------------
   Walter Brown, Secretary                Title:  Chief Executive Officer


Attest:                                   PHYMATRIX ACQUISITION I, INC.


   /s/ Albert Hernandez                   By: /s/ Robert A. Miller
---------------------------------             ---------------------------------
   Albert Hernandez, Secretary            Title:  President


Attest:                                   PHYMATRIX CORP.


   /s/ Albert Hernandez                   By: /s/ Robert A. Miller
---------------------------------             ---------------------------------
   Albert Hernandez, Secretary            Title:  President

Witness:

   /s/                                        /s/ Michael Rothman
---------------------------------             ---------------------------------
                                              Michael Rothman

Witness:

   /s/                                        /s/ Walter Brown
---------------------------------             ---------------------------------
                                              Walter Brown

Witness:

    /s/                                       /s/ Michael T. Heffernan
---------------------------------             ---------------------------------
                                              Michael T. Heffernan

SIGNATURE PAGE CON'T:


Witness:

    /s/                                       /s/ Ronald Philips, as Trustee
---------------------------------             ---------------------------------
                                              Ronald Phillips, as Trustee of
                                              The Alexander Rothman 1993
                                              Qualified Sub-Chapter S Trust
Witness:

    /s/                                       /s/ Ronald Philips, as Trustee
---------------------------------             ---------------------------------
                                              Ronald Phillips, as Trustee of
                                              The Julie Rothman 1993
                                              Qualified Sub-Chapter S Trust